EXHIBIT 10.1

                      AGREEMENT AND PLAN OF REORGANIZATION


         AGREEMENT AND PLAN OF REORGANIZATION, dated as of March 11, 1997 (the "Agreement"), by and between ULTRAK, INC., a Delaware corporation ("Ultrak"), and CHECKPOINT SYSTEMS, INC., a Pennsylvania corporation ("Checkpoint").

         WHEREAS, the Board of Directors of each of Ultrak and Checkpoint
(a) have approved the merger of Ultrak with and into a subsidiary of Checkpoint pursuant to the Merger (as hereinafter defined) hereinafter provided for,
(b) deem the Merger to be advisable and in the best interests of their respective shareholders, and (c) desire to make certain representations, warranties and agreements in connection with the Merger; and

         WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests under United States generally accepted accounting principles ("GAAP"); and

         WHEREAS, for Federal income tax purposes, it is intended that the Merger contemplated by this Agreement constitute a reorganization as described in section 368 of the Internal Revenue Code of 1986, as amended, and the regulations thereunder (the "Code"); and

         WHEREAS, as a condition and inducement to each party's willingness to enter into this Agreement, concurrently with the execution herewith Ultrak has executed and delivered to Checkpoint the Ultrak Stock Option Agreement (the "Ultrak Stock Option Agreement") and Checkpoint has executed and delivered to Ultrak the Checkpoint Stock Option Agreement (the "Checkpoint Stock Option Agreement"), both dated the date of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth herein and such other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

                                    ARTICLE I

                               CERTAIN DEFINITIONS

         For purposes of this Agreement, the following terms shall have the following meanings:

         "Affiliate" shall mean, as to any person, any other person that directly or indirectly controls, or is under common control with or is controlled by such person, except that references to "affiliate" in Section 6.5 shall have the meaning set forth in Rule 145 of the Securities Act.

         "Aggregate Number" shall have the meaning set forth in Section 6.7.

         "Checkpoint" shall have the meaning set forth in the introductory clauses hereto.

         "Checkpoint Common Stock" shall have the meaning set forth in
Section 2.1.

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         "Checkpoint ESPP" shall have the meaning set forth in Section 3.2(a).

         "Checkpoint Financial Statements" shall have the meaning set forth in
Section 3.5.

         "Checkpoint Option Plan" shall have the meaning set forth in
Section 3.2(a).

         "Checkpoint Plans" shall have the meaning set forth in Section 3.9.

         "Checkpoint Properties" shall have the meaning set forth in
Section 3.11.

         "Checkpoint SEC Reports" shall have the meaning set forth in
Section 3.5.

         "Checkpoint Stock Option" shall have the meaning set forth in
Section 3.2(a).

         "Code" shall have the meaning set forth in the introductory clauses hereto.

         "Common Stock Exchange Ratio" shall have the meaning set forth in Section 2.1.

         "Contamination" shall mean the uncontained presence of Hazardous Materials which is required to be removed or remedied or can reasonably be expected to require removal or remediation under any Environmental Law,

         "Coopers & Lybrand" shall mean Coopers & Lybrand L.L.P., Checkpoint's independent auditors.

         "DGCL" shall have the meaning set forth in Section 2.1.

         "Effective Time" shall have the meaning set forth in Section 2.2.

         "Environmental Law" shall mean any applicable foreign, federal, state and local law, statute, ordinance, order, rule, or regulation pertaining to health, industrial hygiene or the environment, and the regulations implemented or adopted under such laws, and all amendments thereto, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. (section) 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. (section) 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. (section) 6901 et seq. ("RCRA")), the Toxic Substances Control Act (15 U.S.C. (section) 2601 et seq.), the Clean Air Act (42 U.S.C. (section) 7001 et seq.) and the Federal Water Pollution Control Act (33 U.S.C. (section) 1251 et seq.).

         "ERISA Affiliate," with respect to any party, shall mean any trade or business, whether or not incorporated, that together with such party would be deemed a "single employer" within the meaning of section 4001(a)(15) of ERISA.

         "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended and the rules and regulations promulgated thereunder.


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         "Form S-4" shall mean the Registration Statement on Form S-4 to be filed with the SEC under the Securities Act in connection with the Merger for the purpose of registering the shares of Checkpoint Common Stock to be issued in the Merger.

         "Governmental Entity" shall mean any court, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality, domestic or foreign.

         "Grant Thornton" shall mean Grant Thornton, LLP, Ultrak's independent auditors.

         "Hazardous Material" shall include without limitation those substances included within the definitions of "Hazardous Substances," "Hazardous Materials," "Toxic Substances," "Hazardous Waste," or "Solid Waste" in any Environmental Law, those substances listed in the United States Department of Transportation Table (49 C.F.R. 172.01 and any amendments thereto) or by the Environmental Protection Agency as hazardous substances (40 C.F.R. Part 302 and amendments thereto), and including, without limitation, petroleum products, including crude oil or any fraction thereof.

         "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

         "J.C. Bradford" shall mean J.C. Bradford & Co., an investment banking firm retained by Ultrak.

         "Knowledge" shall mean the actual knowledge, after investigation and inquiry reasonable under the circumstances, of the officers of the representing party; provided, however, for purposes of Sections 3.11 and 4.11 only, "investigation and inquiry reasonable under the circumstances" shall mean a review of current files relating to Environmental Laws and a review of Sections
3.11 or 4.11, whichever is applicable and the related Disclosure Schedule.

         "Material Adverse Effect," with respect to any party, shall mean a material adverse change or effect (or any development which, insofar as reasonably can be foreseen, in the future is reasonably likely to have a material adverse effect) on the business, properties, assets, liabilities, financial or other condition, results of operations, regulatory status or prospects of such party and its current Subsidiaries, taken as a whole.

         "Merger Agreement" shall have the meaning set forth in Section 2.1.

         "Merger Documents" shall have the meaning set forth in Section 2.2.

         "Merger" shall have the meaning set forth in Section 2.1.

         "Morgan Stanley" shall mean Morgan Stanley & Co. Incorporated, an investment banking firm retained by Checkpoint.

         "PBCL" shall have the meaning set forth in Section 2.1.

         "Party" shall mean either of Ultrak or Checkpoint, as may be applicable.


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         "Person" shall mean any individual, corporation, partnership, association, trust, unincorporated organization, entity or group (as defined in the Exchange Act).

         "Preferred Stock Exchange Ratio" shall have the meaning set forth in
Section 2.1.

         "Proxy Statement" shall mean the joint proxy statement/prospectus to be distributed to holders of shares of Checkpoint Common Stock and holders of shares of Ultrak Common Stock and Ultrak Preferred Stock in connection with the meetings of such holders to be held in connection with the transactions contemplated by this Agreement and the Merger Agreement.

         "Return Periods" shall have the meaning set forth in Section 3.15.

         "SEC" shall mean the Securities and Exchange Commission.

         "Securities Act" shall mean the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

         "Significant Subsidiary" shall have the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

         "Stock Options" shall mean the Checkpoint Stock Options and the Ultrak Stock Options.

         "Subsidiary" shall mean present and former "subsidiaries" (as defined in Rule 1-02 of Regulation S-X of the SEC) of the representing party and former subsidiaries of their respective former parents, if any, which engaged in a business conducted by, continued by or succeeded to by the representing party, directly or indirectly, through a majority controlled subsidiary, provided that former subsidiaries shall be included only during the periods such entities were subsidiaries of the representing party or their respective former parents.

         "Tax" or "Taxes" shall have the meaning set forth in Section 3.15.

         "Termination Date" shall have the meaning set forth in Section 8.1.

         "Ultrak" shall have the meaning set forth in the introductory clauses hereto.

         "Ultrak Common Stock" shall have the meaning set forth in Section 2.1.

         "Ultrak Designees" shall have the meaning set forth in Section 2.4.

         "Ultrak Financial Statements" shall have the meaning as set forth in
Section 4.5.

         "Ultrak Plans" shall have the meaning set forth in Section 4.9.

         "Ultrak Preferred Stock" shall have the meaning set forth in
Section 4.2.

         "Ultrak Properties" shall have the meaning set forth in Section 4.11.


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         "Ultrak SEC Reports" shall have the meaning set forth in Section 4.5.

         "Ultrak Stock Option" shall have the meaning set forth in
Section 4.2(a).

         "Ultrak Stock Plan" shall have the meaning set forth in Section 4.2(a).



                                   ARTICLE II

                                   THE MERGER

         Section 2.1       The Merger.

                  (a) Checkpoint will form under the Delaware General Corporation Law ("DGCL"), a wholly owned subsidiary (the "Merger Subsidiary"), into which Ultrak will be merged (the "Merger"), as set forth in this Section
2.1. The Merger Subsidiary will be formed solely to facilitate the Merger and will conduct no business or activity other than in connection with the Merger. Checkpoint will (i) cause the Merger Subsidiary to execute and deliver a joinder to this Agreement pursuant to Section 251 of the DGCL, and (ii) execute a formal written consent under Section 228 of the DGCL, as the sole stockholder of the Merger Subsidiary, approving the execution, delivery and performance of this Agreement by the Merger Subsidiary.

                  (b) Ultrak and Checkpoint will execute and deliver, and agree, subject to the terms and conditions of this Agreement and the Merger Agreement (hereinafter defined), to submit to their respective shareholders for adoption and approval as required under the DGCL or the Pennsylvania Business Corporation Law (the "PBCL"), as applicable, together with this Agreement, in accordance with Article II hereof, the Plan of Merger, in the form which is set forth as
Exhibit 2.1 hereto, with such further changes as may be mutually agreed upon by the parties hereto (the "Merger Agreement"), providing for the Merger and the conversion of (i) each outstanding share of Ultrak common stock, par value $0.01 per share (the "Ultrak Common Stock"), into 1.15 (the "Common Stock Exchange Ratio") shares of Checkpoint common stock, par value $0.10 per share (the "Checkpoint Common Stock"), and (ii) each outstanding share of Ultrak preferred stock, par value $5.00 per share (the "Ultrak Preferred Stock") into 3.6756 (subject to the provisions of Section 6.22 hereof, the "Preferred Stock Exchange Ratio") shares of Checkpoint Common Stock as set forth in the Merger Agreement. As provided in the Merger Agreement, the Merger Subsidiary, to be renamed Ultrak, Inc. as provided in Section 2.3(a), shall be the surviving corporation in the Merger. From and after the Effective Time, the identity and separate existence of Ultrak shall cease, and the Merger Subsidiary shall succeed, without other transfer, to all the rights, properties, debts and liabilities of Ultrak.

                  (c) In connection with the Merger, Checkpoint shall take such actions as may be necessary to reserve sufficient shares of Checkpoint Common Stock, prior to the Merger, to permit the issuance of shares of Checkpoint Common Stock (i) to the holders of Ultrak Common Stock and Ultrak Preferred Stock as of the Effective Time in accordance with the terms of the Merger Agreement and (ii) upon the exercise of Ultrak Stock Options to be converted or assumed by Checkpoint in accordance with Section 6.7 hereof. Subject to the provisions of Section 6.1 hereof,

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each of Checkpoint and Ultrak shall use its best efforts to cause the Merger to be consummated in accordance with the terms of this Agreement and the Merger Agreement.


         Section 2.2 Filing of Merger Documents. Immediately after all conditions to this Agreement have been satisfied or waived, a certificate of merger pertaining to the Merger (the "Merger Documents"), or such other documents necessary to effect the Merger, shall be executed and filed in accordance with the DGCL and the Merger shall become effective substantially simultaneously in accordance with the terms of the Merger Agreement (such time and date are referred to herein as the "Effective Time").

         Section 2.3 Effect of Merger. The parties agree to the following provisions with respect to the Merger:

                  (a) Name of Surviving Corporation. The name of the Merger Subsidiary, as the surviving corporation in the Merger, from and after the Effective Time shall be changed to "Ultrak, Inc.", until subsequently changed or amended in accordance with applicable law.

                  (b) Charter Documents. At the Effective Time the Certificate of Incorporation and Bylaws of the Merger Subsidiary, shall be the Certificate of Incorporation and Bylaws of the Corporation surviving the Merger.

                  (c) Other Effects. The Merger shall have such other effects as are set forth in the Merger Agreement and the DGCL.

         Section 2.4 Directors of Checkpoint. Checkpoint shall take all actions necessary to cause the directors comprising the full board of directors of Checkpoint (the "Checkpoint Board") at the Effective Time to be comprised of 12 directors. Initially, three of such directors shall be designated by Ultrak and nine shall be designated by Checkpoint. Checkpoint agrees that each Ultrak Designee shall be either elected at the Effective Time (i) for a term of not less than three (3) years or (ii) for a term of less than three (3) years but subsequently nominated by the Checkpoint board of directors, when such person next stands for election, for a new three (3) year term. Within twenty (20) days of the date hereof, Ultrak shall designate in writing to Checkpoint the persons who shall serve as its initial designees to the Checkpoint Board (the "Ultrak Designees"). If, prior to the Effective Time, any of the Ultrak Designees shall decline or be unable to serve as a Checkpoint director, Ultrak shall designate another person to serve in such person's stead, which person shall be reasonably acceptable to Checkpoint. The foregoing directors of Checkpoint shall hold their positions until their resignation or removal or the election or appointment of their successors in the manner provided in Checkpoint's Articles of Incorporation and Bylaws, as each exists on the date of this Agreement, and applicable law. In the event any Ultrak Designee is unable or unwilling to serve as a director of Checkpoint at any time during the period ending on the third anniversary of the Closing, Checkpoint shall replace such director with a nominee who shall be satisfactory to the remaining Ultrak Designees.

         Section 2.5 Closing and Closing Date. The execution and delivery of the documents required to effectuate the transactions contemplated by this Agreement (the "Closing") shall take place at such place and time as the parties shall reasonably agree, on the second business day after

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satisfaction or waiver of the last to be fulfilled of the conditions set forth in Article VII that by their terms are not to occur at the Closing (the "Closing Date").


                                   ARTICLE III

           REPRESENTATIONS AND WARRANTIES AND COVENANTS OF CHECKPOINT

         Except as disclosed in a disclosure schedule which specifically refers to the section to which such disclosure relates (the "Checkpoint Disclosure Schedule"), Checkpoint represents and warrants to and covenants with Ultrak as follows:

         Section 3.1 Organization and Qualification. Each of Checkpoint, its Significant Subsidiaries and Merger Subsidiary, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing, or to have such authority, would not have a Material Adverse Effect on Checkpoint. True and complete copies of the Articles of Incorporation and Bylaws of Checkpoint as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Ultrak.

         Section 3.2       Capitalization.

                  (a) The authorized capital stock of Checkpoint consists of
(i) the Checkpoint Common Stock which consists of 100,000,000 shares par value $0.10 per share and (ii) 500,000 of shares of Class A preferred stock, no par value (the "Checkpoint Preferred Stock"). As of March 7, 1997, there were
(i) 34,571,528 shares of Checkpoint Common Stock issued and outstanding, all of which are validly issued, fully paid and nonassessable and are not subject to and were not issued in violation of any preemptive rights, (ii) 4,000,000 shares of the Checkpoint Common Stock reserved for issuance in connection with the Checkpoint Stock Option Plan (1992) (the "Checkpoint Option Plan"), and
(iii) options to acquire 3,622,222 shares of Checkpoint Common Stock granted to consultants, directors, officers and other employees of Checkpoint (the "Checkpoint Stock Options"). No shares of Checkpoint Common Stock are reserved for issuance under the Checkpoint Employee Stock Purchase Plan (the "Checkpoint ESPP"). There are no shares of Checkpoint Preferred Stock issued or outstanding. No Subsidiary of Checkpoint holds any shares of Checkpoint Common Stock. There has been no material change in the information set forth in the second sentence of this Section 3.2(a) between the close of business on March 7, 1997 and the date hereof. The Checkpoint Disclosure Schedule sets forth a true, accurate and complete list of each Checkpoint Stock Option which presently is outstanding, with the name of optionholder, number of shares, grant date, expiration date, exercise price and vesting schedule.

                  (b) Except for this Agreement, the Merger Agreement, the Checkpoint ESPP and the Checkpoint Stock Options, there are not now, and at the Effective Time there will not be, any options, warrants, calls, rights, subscriptions, convertible securities or other rights or agreements, arrangements or commitments of any kind obligating Checkpoint or any of its current Subsidiaries to issue, transfer or sell any securities of Checkpoint. All shares of Checkpoint Common Stock subject

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to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual or other obligations of Checkpoint or any of its current
Subsidiaries to purchase, redeem or otherwise acquire any shares of Checkpoint Common Stock. There is not now, and at the Effective Time there will not be, any stockholder agreement, voting trust or other agreement or understanding to which Checkpoint or any of its Subsidiaries is a party or bound relating to the voting of any shares of the capital stock of Checkpoint or any of its current Subsidiaries.

         Section 3.3 Authority. Checkpoint has, and Merger Subsidiary will have, all requisite corporate power and authority to execute and deliver this Agreement and, as to Merger Subsidiary only, the Merger Agreement and, subject to approval of this Agreement and the Merger Agreement by the shareholders of Checkpoint, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Merger Agreement and the consummation by Checkpoint and Merger Subsidiary of the transactions contemplated hereby and thereby, have been duly authorized by Checkpoint's board of directors and no other corporate proceedings on the part of Checkpoint are necessary to authorize the execution and delivery of this Agreement and the consummation by Checkpoint of the transactions contemplated hereby and thereby, except for the approval of this Agreement and the Merger Agreement by the shareholders of Checkpoint and by the Board of Directors and sole stockholder of Merger Subsidiary when formed. This Agreement has been duly and validly executed and delivered by Checkpoint, and as of the Effective Time, this Agreement and the Merger Agreement will be duly and validly executed and delivered by Merger Subsidiary and, assuming the due authorization, execution and delivery hereof and thereof by Ultrak, constitute or will constitute, as the case may be, valid and binding agreements of Checkpoint and Merger Subsidiary, enforceable against each in accordance with their terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' rights generally and (ii) by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

         Section 3.4 Consents and Approvals; No Violation. None of the execution and delivery by Checkpoint of this Agreement or the Merger Agreement by Merger Subsidiary, the consummation by Checkpoint and Merger Subsidiary of the transactions contemplated hereby and thereby or compliance by Checkpoint and Merger Subsidiary with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the respective charters or bylaws (or similar governing documents) of Checkpoint, the Merger Subsidiary or any of its current Subsidiaries, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except
(A) pursuant to the Exchange Act, the Securities Act, certain state takeover, securities and antitrust statutes and the HSR Act and (B) for filing the Merger Documents with respect to the Merger pursuant to the DGCL, (iii) result in a default (or an event which with notice or lapse of time or both would become a default) or give to any third party any right of termination, cancellation, amendment or acceleration under, or result in the creation of a lien or encumbrance on any of the assets of Checkpoint or any of its current Subsidiaries pursuant to any note, license, agreement or other instrument or obligation to which Checkpoint or any of its current Subsidiaries is a party or by which Checkpoint or any of its current Subsidiaries or any of their respective assets may be bound or affected, or (iv) violate or conflict with any order, writ, injunction, decree, statute, rule or regulation applicable to Checkpoint or any of its current Subsidiaries or any of their respective properties or assets; other than such defaults, rights of termination, cancellation, amendment or acceleration, liens

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and encumbrances, violations, conflicts, consents, approvals, authorizations, permits or filings which, in the aggregate, would not have a Material Adverse Effect on Checkpoint and would not materially impair Checkpoint's ability to consummate the transactions contemplated by this Agreement and the Merger Agreement.

         Section 3.5 SEC Reports and Financial Statements. Each form, report, schedule, registration statement and definitive proxy statement filed by Checkpoint with the SEC since December 31, 1994 (as such documents have since the time of their filing been amended, the "Checkpoint SEC Reports"), which include all the documents (other than preliminary material) that Checkpoint was required to file with the SEC since such date, as of their respective dates, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Checkpoint SEC Reports. None of the Checkpoint SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified by subsequent filings prior to the date hereof. The financial statements of Checkpoint included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject in the case of the unaudited statements, to normal, recurring audit and year-end adjustments) the consolidated financial position of Checkpoint and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since December 31, 1996, neither Checkpoint nor any of its current Subsidiaries has incurred any liabilities or obligations, whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due, except
(i) as and to the extent set forth in the consolidated financial statements of Checkpoint and its Subsidiaries as at December 31, 1996 (including the notes thereto) (the "Checkpoint Financial Statements"), (ii) as incurred in connection with the transactions contemplated, or as provided, by this Agreement, (iii) as incurred after December 31, 1996 in the ordinary course of business and consistent with past practices, (iv) as described in the Checkpoint SEC Reports or (v) as would not, individually or in the aggregate, have a Material Adverse Effect on Checkpoint.

         Section 3.6 Absence of Certain Changes or Events. Except as disclosed in the Checkpoint SEC Reports filed prior to the date of this Agreement, since December 31, 1996, Checkpoint and its current Subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice, and there has not occurred or arisen any event, individually or in the aggregate, having or which, insofar as reasonably can be foreseen, in the future is likely to have, a Material Adverse Effect on Checkpoint.

         Section 3.7 Litigation. As of the date of this Agreement, except as disclosed in the Checkpoint SEC Reports filed prior to the date of this Agreement, there is no claim, suit, action or proceeding pending, or, to the Knowledge of Checkpoint, threatened against or affecting Checkpoint or any of its current Subsidiaries, which is reasonably likely to have a Material Adverse Effect on Checkpoint, nor is there any judgment, decree, order, injunction, writ or rule of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator outstanding against Checkpoint or any of its current Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future is likely to have, any such effect. There are no suits,

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actions, claims, proceedings, or investigations pending or, to Checkpoint's
Knowledge, threatened which challenge the validity or propriety of the transactions contemplated by this Agreement. The Checkpoint Disclosure Schedule sets forth a summary description (including the result of any completed investigation or inquiry) of any investigation or inquiry of Checkpoint by the Federal Trade Commission.

         Section 3.8 Information Supplied. The information supplied or to be supplied by Checkpoint or its Subsidiaries for inclusion in (i) the Form S-4 will not, either at the time the Form S-4 is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement, including any amendments and supplements thereto, will not, either at the date mailed to shareholders or at the time of the meeting of shareholders of Checkpoint to be held in connection with the transactions contemplated by this Agreement and the Merger Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and the Form S-4 will each comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act, except that no representation is made by Checkpoint with respect to information supplied by Ultrak for inclusion therein.

         Section 3.9       Employee Matters.

                  (a) Checkpoint has made available to Ultrak full and complete copies or descriptions of each material employment, bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, phantom stock, performance unit, pension, retirement, deferred compensation, welfare or other employee benefit agreement, policy or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), trust fund or other arrangement and any union, guild or collective bargaining agreement maintained or contributed to or required to be contributed to by Checkpoint or any of its ERISA Affiliates, for the benefit or welfare of any director, officer, employee or former employee of Checkpoint or any of its ERISA Affiliates (such plans and arrangements, being referred to herein as the "Checkpoint Plans"). All liabilities under each Checkpoint Plan and Checkpoint Benefit Arrangement (as defined below) required to be accrued or disclosed in accordance with GAAP (including, where appropriate, proportional accruals for partial periods) are properly accrued or disclosed in the Checkpoint Financial Statements. Each Checkpoint Plan and Checkpoint Benefit Arrangement has been maintained in material compliance with its terms, and all contributions, premiums or other payments due from Checkpoint or any of its Subsidiaries to or under any of them have been fully paid or adequately provided for in the Checkpoint Financial Statements. There has been no amendment, written interpretation or announcement (whether or not written) by Checkpoint with respect to, or change in employed participation or coverage under, any Checkpoint Plan or Checkpoint Benefit Arrangement that would increase materially the expense of maintaining any such plan or arrangement, individually or in the aggregate, above the level of expense incurred with respect thereto for 1996. To Checkpoint's Knowledge, no condition exists that is reasonably likely to subject Checkpoint or any of its current Subsidiaries to any direct or indirect liability under Title IV of ERISA or to a civil penalty under section 502 of ERISA or liability under section 4069 of ERISA or 4975, 4976, 4980B or 6652 of the Code or the loss of a Federal tax deduction under section 280G of the Code or other liability with respect to the Checkpoint Plans or any similar plan maintained with

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respect to any of Checkpoint's Subsidiaries that would have a Material Adverse
Effect on Checkpoint and that is not reflected in the Checkpoint Financial Statements. No Checkpoint Plan (other than any Checkpoint Plan that is a "multiemployer plan" as such term is defined in section 4001(a)(3) of ERISA) is subject to Title IV of ERISA. There are no pending, or to Checkpoint's Knowledge, threatened, or anticipated claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the Checkpoint Plans or any trusts related thereto.

                  (b) Checkpoint has made available to Ultrak full and complete copies or descriptions of each material employment, bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, phantom stock, performance unit, pension, retirement, deferred compensation, welfare or other employee benefit arrangement, policy or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), trust fund or other arrangement and any union, guild or collective bargaining agreement which (i) is not Checkpoint Plan, (ii) is maintained, established or contributed to by Checkpoint or any Subsidiary, and
(iii) covers any employee or former employee of Checkpoint or any of its Subsidiaries with respect to services rendered outside of the United States, (collectively, the "Checkpoint Benefit Arrangements").

                  (c)(i) None of the Checkpoint Plans or Checkpoint Benefit Arrangements promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, including but not limited to COBRA; (ii) Checkpoint has maintained all Checkpoint Plans and Checkpoint Benefit Arrangements in material compliance with the requirements prescribed by applicable laws (including ERISA and the Code), orders, or governmental rules or regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or beneficiaries or the Department of Labor, Internal Revenue Service ("IRS") or the Secretary of the Treasury, and Checkpoint has performed all material obligations required to be performed by it under, is not in default under or in violation of, and has no Knowledge of any default or violation by any other party to, any of the Checkpoint Plans or Checkpoint Benefit Arrangements;
(iii) each Checkpoint Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is either currently subject to a favorable determination letter from the IRS, or Checkpoint has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a determination letter and to make any amendments necessary to obtain a favorable determination; and (iv) no current or former Checkpoint Plan or Checkpoint Benefit Arrangement is, or within the prior six (6) years has been subject to, and Checkpoint has not incurred and does not expect to incur any liability under, Title IV of ERISA or
Section 412 of the Code.

                  (d) The Checkpoint Disclosure Schedule sets forth a true and correct list of all material plans and policies maintained or administered by Checkpoint or any of its Subsidiaries relating to benefits provided to employees in foreign countries pursuant to the laws of such countries or other jurisdictions. Checkpoint has maintained or administered each such plan or policy in material compliance with its terms and applicable legal requirements, and all contributions, premiums or other payments due from Checkpoint or any of its Subsidiaries to or under any such plan or arrangement have been fully paid or adequately provided for in accordance with GAAP in Checkpoint's Financial Statements.

         Section 3.10 Affiliate Agreements. Except as disclosed in the Checkpoint SEC Reports filed prior to the date of this Agreement and except for this Agreement neither Checkpoint nor any of its Subsidiaries is a party to any oral or written agreement with any of its Affiliates.

         Section 3.11 Environmental. Except as otherwise disclosed in writing to Ultrak and to Checkpoint's Knowledge: (i) the businesses as presently or formerly engaged in by Checkpoint and its Subsidiaries are and have been conducted in material compliance with all applicable Environmental Laws, including, without limitation, having all material permits, licenses and other approvals and authorizations, during the time Checkpoint or any Subsidiary of Checkpoint engaged in such businesses; (ii) the properties presently or formerly owned or operated by Checkpoint or any Subsidiary of Checkpoint (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) ("Checkpoint Properties") do not contain any Contamination other than as permitted under applicable Environmental Law (provided, however, that with respect to Checkpoint Properties formerly owned or operated by Checkpoint or any Subsidiary of Checkpoint, the representations in this subsection (ii) are limited to the period Checkpoint or any Subsidiary of Checkpoint owned or operated such Checkpoint Properties and to any Contamination that Checkpoint was notified of in writing since the date of ownership or operation of such Checkpoint Properties); (iii) neither Checkpoint nor any Subsidiary of Checkpoint has received any written notices, demand letters or requests for information from any Governmental Entity or any Person claiming that Checkpoint or any Subsidiary of Checkpoint violated, may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of Checkpoint or its Subsidiaries' businesses; (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened against Checkpoint or any Subsidiary of Checkpoint with respect to Checkpoint or any Subsidiary of Checkpoint or the Checkpoint Properties relating to any violation, or alleged violation, of any Environmental Law; (v) no reports have been filed, or are required to be filed, and no notifications have been made or are required to be made, by Checkpoint or any Subsidiary of Checkpoint with any Governmental Entity concerning the release of any Hazardous Material or the threatened or actual violation of any Environmental Law on or at Checkpoint Properties; (vi) other than in compliance with Environmental Law, no Hazardous Material has been generated at, transferred or transported to or from, disposed at or removed for disposal from, or otherwise released at or from any of the Checkpoint Properties in a manner which caused Contamination, (vii) there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted since January 1, 1994 by or which are in the possession of Checkpoint or any Subsidiary of Checkpoint relating to Checkpoint or any Subsidiary of Checkpoint or the Checkpoint Properties which have not been delivered to Ultrak prior to the date hereof, (viii) there are no underground storage tanks on, in or under any of the Checkpoint Properties and no underground storage tanks have been closed or removed by Checkpoint or any of its Subsidiaries from any Checkpoint Properties which are or have been in the ownership of Checkpoint or any Subsidiary of Checkpoint; (ix) there is no friable asbestos-containing material on the Checkpoint Property presently owned or operated by Checkpoint or any subsidiary of Checkpoint which would require, under ordinary occupancy (nonconstruction) conditions, a remedial action pursuant to the Occupational Safety & Health Act ("OSHA"), or applicable state and local counterparts to OSHA and no such material has been removed from any Checkpoint Property while such Checkpoint Property was owned or operated by Checkpoint or any Subsidiary of Checkpoint; (x) none of the Checkpoint Properties has been used at any time by Checkpoint or any Subsidiary of Checkpoint as a treatment, storage or disposal facility under RCRA; and (xi) neither Checkpoint nor any Subsidiary of Checkpoint has incurred, and none of the Checkpoint Properties are presently subject to, any material liabilities (fixed or contingent) relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any Environmental Law.

         Section 3.12 No Violations. To Checkpoint's Knowledge, the business of Checkpoint and its Subsidiaries are not being conducted in violation of, or in a manner which would cause liability under any applicable law, rule or regulation, judgment, decree or order of any Governmental Entity, except for any violations or practices, which, individually or in the aggregate, have not had and will not have a Material Adverse Effect on Checkpoint.

         Section 3.13 Opinion of Financial Advisor. Checkpoint has received the opinion of Morgan Stanley to the effect that, as of March 10, 1997, the consideration to be paid by Checkpoint in the Merger is fair to Checkpoint.

         Section 3.14 Brokers and Finders. Neither Checkpoint nor any of its Subsidiaries nor any of their respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement or the Merger Agreement other than to Morgan Stanley and to the Blackstone Group Ltd.

         Section 3.15 Taxes. Checkpoint and each of its Subsidiaries has timely filed (or caused to be filed) all Tax Returns required to be filed by each of them, and all such Tax Returns are true, correct and complete in all material respects. All Taxes required to be paid as shown on such Tax Returns have been timely paid. All Taxes required to be paid in respect of the periods covered by such Tax Returns ("Return Periods") have either been paid or fully accrued on the books of Checkpoint. Checkpoint and each of its Subsidiaries has fully accrued all unpaid Taxes in respect of all periods (or the portion of any such periods) subsequent to the Return Periods and ending on or prior to the Effective Time. No deficiencies or adjustments for any Tax have been claimed, proposed or assessed, or to Checkpoint's Knowledge, threatened against Checkpoint or its Subsidiaries. The Checkpoint Disclosure Schedule accurately sets forth the last year for which Checkpoint's or its Subsidiaries' foreign, federal and state income Tax Returns, respectively, have been audited and any years which are the subject of a pending audit by the Internal Revenue Service and the applicable state agencies. Except as so disclosed, neither Checkpoint nor any of its Subsidiaries (i) is subject to any pending or, to Checkpoint's Knowledge, threatened, Tax audit or examination, or (ii) is delinquent in the payment of any Tax nor is subject to any outstanding Tax deficiency, proposed or assessed. The Checkpoint SEC Reports contain adequate accruals for all unpaid Taxes. All foreign, state, and local jurisdictions where Checkpoint has filed Tax Returns are set forth on the Checkpoint Disclosure Schedule. There are no claims currently being pursued by any Taxing Authority (as hereinafter defined) against Checkpoint or any of its Subsidiaries which are material in amount except as set forth on the Checkpoint Disclosure Schedule. There are no requests for rulings in respect of any Tax that are pending between Checkpoint and any Taxing Authority. Checkpoint has not filed an election or caused any deemed election under Section 338 of the Code to be made for which the Tax liability has not been paid. Checkpoint has not requested or granted to any Taxing Authority any extension of the limitations period during which any Tax liability may be assessed or collected, which request is still pending, or which extension remains in effect. All monies required to be withheld or collected by Checkpoint, and the portion of any such Taxes to be paid by Checkpoint to Taxing Authorities, have been collected or withheld and either paid to the respective Taxing Authority or set aside in accounts for such purposes, or such monies have been approved, reserved against, and entered upon the books of Checkpoint. Checkpoint will not be required, as a result of a change in a method of accounting for Tax purposes for any Tax period ending on or before the Effective Time, to include any adjustment under Section 481(c) of the Code in taxable income for any Tax period beginning after the Effective Time. For the purposes of this Agreement, the terms "Tax" and "Taxes" shall include (A) all federal, state, local and foreign taxes, assessments, duties, and other governmental charges or impositions and tariffs, including without limitation all income, franchise, property, production, sales, business privilege, use, payroll, license, windfall profits, severance, withholding, excise, value added, employment, recapture gross receipts and other taxes, as well as any interest, additions or penalties relating thereto and any interest in respect of such additions or penalties, imposed by any governmental authority (a "Taxing Authority") responsible for the imposition of any such tax (federal, state, and local, foreign or domestic),
(B) liability for the payment of any amounts of the type described in clause
(A) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period ending on or before the Effective Time, or as a result of being a party to any agreement or arrangement whereby liability for payment of such amounts was determined or taken into account with reference to the liability of another party for any period prior to the Effective Time, and
(C) liability for the payment of any amounts of the type described in (A) as a result of any express or implied obligation to indemnify any other person. "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         Section 3.16 Intellectual Property. Checkpoint, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, trade dress, know-how, computer software programs or applications, tangible or intangible proprietary information or any intellectual property that are material to the business of Checkpoint and its Subsidiaries as currently conducted (the "Checkpoint Intellectual Property"). The Checkpoint Disclosure Schedule sets forth a complete list of (i) all patents, trademarks, registered copyrights, trade names, and service marks, and any applications therefor, included in the Checkpoint Intellectual Property, and specifies, where applicable, the jurisdiction in which each has been issued or registered, or in which an application for such issuance or registration has been filed, including the respective registration or application numbers and the names of all registered owners, and (ii) all material licenses, sublicenses and other agreements as to which Checkpoint or any of its Subsidiaries is a party and pursuant to which Checkpoint or any of its subsidiaries or any other person is authorized to use any Checkpoint Intellectual Property or other trade secret or computer software material to Checkpoint, and includes the identity of all parties thereto and the description of the nature and subject matter thereof. Neither Checkpoint nor any of its Subsidiaries is in violation of any license, sublicense or agreement described in the Checkpoint Disclosure Schedule, except such violations as do not materially impair their rights under such license, sublicense or agreement. Checkpoint is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), the Checkpoint Intellectual Property, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Checkpoint Intellectual Property is being used. All material registered trademarks, service marks and copyrights held by Checkpoint or its Subsidiaries are valid and subsisting. To the Knowledge of Checkpoint, there is no material unauthorized use, infringement or misappropriation of any Checkpoint Intellectual Property by any Person, including any employee or former employee of Checkpoint or any of its Subsidiaries. No Checkpoint Intellectual Property or product of Checkpoint or any of its Subsidiaries is subject to any outstanding decree, order, judgment or stipulation restricting in any manner, the licensing or use thereof by Checkpoint or any of its Subsidiaries.

Neither Checkpoint nor any of its Subsidiaries has entered into any agreement (other than exclusive distribution agreements disclosed in the Checkpoint Disclosure Schedule) under which Checkpoint or its Subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. Checkpoint has a policy requiring that each employee of Checkpoint and any of its Subsidiaries shall execute a proprietary information and confidentiality agreement in favor of Checkpoint, in addition to an agreement to assign intellectual property to Checkpoint. To Checkpoint's Knowledge, neither Checkpoint nor any of its Subsidiaries utilizes or has utilized any patent, trademark, tradename, service mark, copyright, software, trade secret or know-how, except for those which are owned, possessed or lawfully used by Checkpoint or its Subsidiaries in their operations, and, to the Knowledge of Checkpoint, neither Checkpoint nor any of its Subsidiaries infringes upon or unlawfully or wrongfully uses any patent, trademark, tradename, service mark, copyright or trade secret owned or validly claimed by another. Checkpoint has no continuing obligation to pay royalties or other payments to third parties as a result of any infringement or prior infringement. All licenses relating to Checkpoint Intellectual Property are evidenced by valid and effective written agreements and no other party to any such agreement with Checkpoint has breached, terminated, given notice of future termination of, given notice of a material change in terms upon any renewal or extension, or advised Checkpoint that it will not renew or extend any such agreement with Checkpoint.

         Section 3.17 Insurance. Except as disclosed to Ultrak, each of Checkpoint and its Subsidiaries is, and has been continuously since January 1, 1990, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the businesses as conducted by Checkpoint and its Subsidiaries during such time period. Except as disclosed to Ultrak, since December 31, 1994, neither Checkpoint nor any of its Subsidiaries has received notice of cancellation or termination with respect to any material insurance policy of Checkpoint or its Subsidiaries. The insurance policies of Checkpoint and its Subsidiaries are valid and enforceable policies.

         Section 3.18 Disclosure. No representation or warranty of Checkpoint contained in this Agreement, or of Merger Subsidiary in the Merger Agreement, and no statement contained in any certificate or the Checkpoint Disclosure Schedule furnished or to be furnished by or on behalf of Checkpoint to Ultrak or any of its representatives pursuant thereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or schedule.


                                   ARTICLE IV

             REPRESENTATIONS AND WARRANTIES AND COVENANTS OF ULTRAK

         Except as disclosed in a disclosure schedule which specifically refers to the section to which such disclosure relates (the "Ultrak Disclosure Schedule"), Ultrak represents and warrants to and covenants with Checkpoint as follows:

         Section 4.1 Organization and Qualification. Each of Ultrak and its Significant Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to so qualify or be in good standing, or have such authority, would not have a Material Adverse Effect on Ultrak. True and complete copies of the Certificate of Incorporation and Bylaws of Ultrak as in effect on the date hereof, including all amendments thereto, have heretofore been delivered to Checkpoint.

         Section 4.2       Capitalization.

                  (a) The authorized capital stock of Ultrak consists of (i) the Ultrak Common Stock which consists of 20,000,000 shares, par value $0.01 per share and (ii) the Ultrak Preferred Stock which consists of 2,000,000 shares, par value $5.00 per share. As of March 7, 1997, (i) 14,083,656 shares of Ultrak Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable and are not subject to and were not issued in violation of any preemptive rights, (ii) 900,000 shares of Ultrak Common Stock were reserved for issuance in connection with the Ultrak Inc. 1988 Non-qualified Stock Option Plan (the "Ultrak Stock Plan"), (iii) options to acquire 778,776 shares of Ultrak Common Stock held by officers and other employees of Ultrak and by certain other Persons had been granted and were outstanding (the "Ultrak Stock Options"), and (iv) 195,351 shares of Ultrak Preferred Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable. There has been no material change in the information set forth in this Section 4.2(a) between the close of business on March 7, 1997, and the date hereof. The Ultrak Disclosure Schedule sets forth true, accurate and complete list of each Ultrak Stock Option which presently is outstanding, with the name of optionholder, number of shares, grant date, expiration date, exercise price and vesting schedule.

                  (b) Except for this Agreement, the Merger Agreement and the Ultrak Stock Options, there are not now, and at the Effective Time there will not be, any options, warrants, calls, rights, subscriptions, convertible securities or other rights or agreements, arrangements or commitments of any kind obligating Ultrak to issue, transfer or sell any securities of Ultrak. All shares of Ultrak Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no outstanding contractual or other obligations of Ultrak to purchase, redeem or otherwise acquire any shares of Ultrak Common Stock. There is not now, and at the Effective Time there will not be, any stockholder agreement, voting trust or other agreement or understanding to which Ultrak is a party or bound relating to the voting of any shares of the capital stock of Ultrak.

         Section 4.3 Authority. Ultrak has all requisite corporate power and authority to execute and deliver this Agreement and the Merger Agreement and, subject to approval of this Agreement and the Merger Agreement by the shareholders of Ultrak, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Merger Agreement and the consummation by Ultrak of the transactions contemplated hereby and thereby, have been duly authorized by Ultrak's board of directors and no other corporate proceedings on the part of Ultrak are necessary to authorize the execution and delivery of this Agreement and the consummation by Ultrak of the transactions contemplated hereby and thereby, except for the approval of this Agreement and the Merger Agreement by the shareholders of Ultrak. This Agreement has been, and as of the Effective Time, the Merger Agreement will be, duly and validly executed and delivered by Ultrak and, assuming the due authorization, execution and delivery hereof and thereof by Checkpoint and Merger Subsidiary, constitute or will constitute, as the case may be, valid and binding agreements of Ultrak, enforceable against Ultrak in accordance with their terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors' fights generally and (ii) by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

         Section 4.4 Consents and Approvals; No Violation. None of the execution and delivery by Ultrak of this Agreement or the Merger Agreement, the consummation by Ultrak of the transactions contemplated hereby and thereby or compliance by Ultrak with any of the provisions hereof will (i) conflict with or result in a breach of any provision of the charter or bylaw (or similar governing documents) of Ultrak or any of its current Subsidiaries, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (A) pursuant to the Exchange Act, the Securities Act, certain state takeover, securities and antitrust statutes and the HSR Act and (B) for filing the Merger Documents with respect to the Merger pursuant to the DGCL, (iii) result in a default (or an event which with notice or lapse of time or both would become a default) or give to any third party any right of termination, cancellation, amendment or acceleration under, or result in the creation of a lien or encumbrance on any of the assets of Ultrak or any of its current Subsidiaries pursuant to any note, license, agreement or other instrument or obligation to which Ultrak or any of its current Subsidiaries is a party or by which Ultrak or any of its current Subsidiaries or any of their respective properties or assets may be bound or affected, or (iv) violate or conflict with any order, writ, injunction, decree, statute, rule or regulation applicable to Ultrak or any of its current Subsidiaries or any of their respective properties or assets; other than such defaults, rights of termination, cancellation, amendment or acceleration, liens and encumbrances, violations, conflicts consents, approvals, authorizations, permits or filings which, in the aggregate, would not have a Material Adverse Effect on Ultrak and would not materially impair Ultrak's ability to consummate the transactions contemplated by this Agreement and the Merger Agreement.

         Section 4.5 SEC Reports and Financial Statements. Each form, report, schedule, registration statement and definitive proxy statement filed by Ultrak with the SEC since December 31, 1994 (as such documents have since the time of their filing been amended, the "Ultrak SEC Reports"), which include all the documents (other than preliminary material) that Ultrak was required to file with the SEC since such date, as of their respective dates, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Ultrak SEC Reports. None of the Ultrak SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except for such statements, if any, as have been modified by subsequent filings prior to the date hereof. The financial statements of Ultrak included in such reports comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject in the case of the unaudited statements, to normal, recurring audit and year-end adjustments) the consolidated financial position of Ultrak and its Subsidiaries as at the dates thereof and the consolidated results of their operations and cash flows for the periods then ended. Since December 31, 1996, neither Ultrak nor any of its current Subsidiaries has incurred any liabilities or obligations, whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise and whether due or to become due, except (i) as and to the extent set forth on the audited consolidated financial statements of Ultrak and its Subsidiaries as at December 31, 1996 (including the notes thereto) (the "Ultrak Financial Statements"), (ii) as incurred in connection with the transactions contemplated, or as provided, by this Agreement, (iii) as incurred after December 31, 1996 in the ordinary course of business and consistent with past practices, (iv) as described in the Ultrak SEC Reports or (v) as would not, individually or in the aggregate, have a Material Adverse Effect on Ultrak.

         Section 4.6 Absence of Certain Changes or Events. Except as disclosed in the Ultrak SEC Reports filed prior to the date of this Agreement, since December 31, 1996, Ultrak and its current Subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice, and there has not occurred or arisen any event, individually or in the aggregate, having or which, insofar as reasonably can be foreseen, in the future is likely to have, a Material Adverse Effect on Ultrak.

         Section 4.7 Litigation. As of the date of this Agreement, except as disclosed in the Ultrak SEC Reports filed prior to the date of this Agreement, there is no claim, suit, action or proceeding pending, or, to the Knowledge of Ultrak, threatened against or affecting Ultrak or any of its current Subsidiaries, which is reasonably likely to have a Material Adverse Effect on Ultrak, nor is there any judgment, decree, order, injunction, writ or rule of any court, governmental department, commission, agency, instrumentality or authority or any arbitrator outstanding against Ultrak or any of its current Subsidiaries having, or which, insofar as reasonably can be foreseen, in the future is likely to have, any such effect. There are no suits, actions, claims, proceedings or investigations pending or, to Ultrak's Knowledge, threatened which challenge the validity or propriety of the transactions contemplated by this Agreement. The Ultrak Disclosure Schedule sets forth a summary description (including the result of any completed investigation or inquiry) of any investigation or inquiry of Ultrak by the Federal Trade Commission.

         Section 4.8 Information Supplied. The information supplied or to be supplied by Ultrak or its Subsidiaries for inclusion in (i) the Form S-4 will not, either at the time the Form S-4 is filed with the SEC or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Proxy Statement, including any amendments and supplements thereto, will not, either at the date mailed to shareholders or at the time of the meeting of shareholders of Ultrak to be held in connection with the transactions contemplated by this Agreement and the Merger Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement and the Form S-4 will each comply as to form in all material respects with all applicable laws, including the provisions of the Securities Act and the Exchange Act, except that no representation is made by Ultrak with respect to information supplied by Checkpoint for inclusion therein.

         Section 4.9       Employee Matters.

                  (a) Ultrak has made available to Checkpoint full and complete copies or descriptions of each material employment, bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, phantom stock, performance unit, pension, retirement, deferred compensation, welfare or other employee benefit agreement, policy or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), trust fund or other arrangement and any union, guild or collective bargaining agreement maintained or contributed to or required to be contributed to by Ultrak or any of its ERISA Affiliates, for the benefit or welfare of any director, officer, employee or former employee of Ultrak or any of its ERISA Affiliates (such plans and arrangements being referred to herein as the "Ultrak Plans"). All liabilities under each Ultrak Plan and Ultrak Benefit Arrangement as defined below required to be accrued or disclosed in accordance with GAAP (including, where appropriate, proportioned accruals for partial periods) are properly accrued or disclosed in the Ultrak Financial Statements. Each Ultrak Plan and Ultrak Benefit Arrangement has been maintained in material compliance with its terms, and all contributions, premiums or other payments due from Ultrak or any of its Subsidiaries to or under any of them have been fully paid or adequately provided for in the Ultrak Financial Statements. There has been no amendment, written interpretation or announcement (whether or not written) by Ultrak with respect to, or change in employed participation or coverage under, any Ultrak Plan or Ultrak Benefit Arrangement that would increase materially the expense of maintaining any such plan or arrangement, individually or in the aggregate, above the level of expense incurred with respect thereto for 1996. To Ultrak's Knowledge, no condition exists that is reasonably likely to subject Ultrak to any direct or indirect material liability under Title IV of ERISA or to a civil penalty under section 502 of ERISA or liability under section 4069 of ERISA or 4975, 4976, 4980B or 6652 of the Code or the loss of a Federal tax deduction under section 280G of the Code or other liability with respect to the Ultrak Plans or any similar plans maintained with respect to any of Ultrak's Subsidiaries, that would have a Material Adverse Effect on Ultrak and that is not reflected in the Ultrak Financial Statements. No Ultrak Plan is subject to Title IV of ERISA. There are no pending, or to Ultrak's Knowledge, threatened, or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Ultrak Plans or any trusts related thereto.

                  (b) Ultrak has made available to Checkpoint and complete copies or descriptions of each material employment, bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, phantom stock, performance unit, pension, retirement, deferred compensation, welfare or other employee benefit arrangement, policy or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), trust fund or other arrangement and any union, guild or collective bargaining agreement which (i) is not an Ultrak Plan, (ii) is maintained, established or contributed to by Ultrak or any Subsidiary, and
(iii) covers any employee or former employee of Ultrak or any of its Subsidiaries with respect to services rendered outside of the United States, (collectively, the "Ultrak Benefit Arrangements").

                  (c)(i) None of the Ultrak Plans or Ultrak Benefit Arrangements promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, including but not limited to COBRA;
(ii) Ultrak has maintained all Ultrak Plans and Ultrak Benefit Arrangements in material compliance with the requirements prescribed by applicable laws (including ERISA and the Code), orders, or governmental rules or regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or beneficiaries or the Department of Labor, IRS or the Secretary of the Treasury, and Ultrak has performed all material obligations required to be performed by it under, is not in default under or in violation of, and has no Knowledge of any default or violation by any other party to, any of the Ultrak Plans or Ultrak Benefit Arrangements; (iii) each Ultrak Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Code is either currently subject to a favorable determination letter from the IRS, or Ultrak has a remaining period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a determination letter and to make any amendments necessary to obtain a favorable determination; (iv) no current or former Ultrak Plan or Ultrak Benefit Arrangement is, or within the prior six (6) years has been subject to, and Ultrak has not incurred and does not expect to incur any liability under, Title IV of ERISA or Section 412 of the Code; and
(v) nothing in any Ultrak Plan or Ultrak Benefit Arrangement precludes or interferes with Checkpoint's ability to cause Ultrak to terminate (or consolidate) any Ultrak Plan or Ultrak Benefit Arrangement after closing except for legally required notices of not more than sixty (60) days in length.

                  (d) The Ultrak Disclosure Schedule sets forth a true and correct list of all material plans and policies maintained or administered by Ultrak or any of its Subsidiaries relating to benefits provided to employees in foreign countries pursuant to the laws of such countries or other jurisdiction. Ultrak has maintained or administered each such plan or policy in material compliance with its terms and applicable legal requirements, and all contributions, premiums or other payments due from Ultrak or any of its subsidiaries to or under any such plan or arrangement have been fully paid or adequately provided for in accordance with GAAP in Ultrak's Financial Statements.

         Section 4.10 Affiliate Agreements. Except as disclosed in the Ultrak SEC Reports filed prior to the date of this Agreement and except for this Agreement, Ultrak is not a party to any oral or written agreement with any of its Affiliates.

         Section 4.11 Environmental. Except as otherwise disclosed in writing to Checkpoint and to Ultrak's Knowledge: (i) the businesses as presently or formerly engaged in by Ultrak and its Subsidiaries are and have been conducted in material compliance with all applicable Environmental Laws, including, without limitation, having all material permits, licenses and other approvals and authorizations, during the time Ultrak or any Subsidiary of Ultrak engaged in such businesses; (ii) the properties presently or formerly owned or operated by Ultrak or any Subsidiary of Ultrak (including, without limitation, soil, groundwater or surface water on, under or adjacent to the properties, and buildings thereon) ("Ultrak Properties") do not contain any Contamination other than as permitted under applicable Environmental Law (provided, however, that with respect to Ultrak Properties formerly owned or operated by Ultrak or any Subsidiary of Ultrak, the representations in this Subsection (ii) are limited to the period Ultrak or any Subsidiary of Ultrak owned or operated such Ultrak Properties and to any Contamination that Ultrak was notified of in writing since the date of ownership or operation of such Ultrak Properties); (iii) neither Ultrak nor any Subsidiary of Ultrak has received any written notices, demand letters or requests for information from any Governmental Entity or any Person claiming that Ultrak or any Subsidiary of Ultrak violated, may be in violation of, or liable under, any Environmental Law in connection with the ownership or operation of Ultrak's or its Subsidiaries' businesses; (iv) there are no civil, criminal or administrative actions, suits, demands, claims, hearings, investigations or proceedings pending or threatened against Ultrak or any Subsidiary of Ultrak with respect to Ultrak or any Subsidiary of Ultrak or the Ultrak Properties relating to any violation, or alleged violation, of any Environmental Law; (v) no reports have been filed, or are required to be filed, and no notifications have been made or are required to be made, by Ultrak or any Subsidiary of Ultrak with any Governmental Entity concerning the release of any

Hazardous Material or the threatened or actual violation of any Environmental Law on or at Ultrak Properties; (vi) other than in compliance with Environmental Law no Hazardous Material has been generated at, transferred or transported to or from, disposed at or removed for disposal from, or otherwise released at or from any of the Ultrak Properties in a manner which caused Contamination;
(vii) there have been no environmental investigations, studies, audits, tests, reviews or other analyses conducted since January 1, 1994 by or which are in the possession of Ultrak or any Subsidiary of Ultrak relating to Ultrak or any Subsidiary of Ultrak or the Ultrak Properties which have not been delivered to Checkpoint prior to the date hereof, (viii) there are no underground storage tanks on, in or under any of the Ultrak Properties and no underground storage tanks have been closed or removed by Ultrak or any of its Subsidiaries from any Ultrak Properties which are or have been in the ownership of Ultrak or any Subsidiary of Ultrak; (ix) there is no friable asbestos-containing material on the Ultrak Property presently owned or operated by Ultrak or any subsidiary of Ultrak which would require, under ordinary occupancy (nonconstruction) conditions, a remedial action pursuant to OSHA, or applicable state and local counterparts to OSHA, and no such material has been removed from any Ultrak Property while such Ultrak Property was owned or operated by Ultrak or any Subsidiary of Ultrak; (x) none of the Ultrak Properties has been used at any time by Ultrak or any Subsidiary of Ultrak as a treatment, storage or disposal facility under RCRA; and (xi) neither Ultrak nor any Subsidiary of Ultrak has incurred, and none of the Ultrak Properties are presently subject to, any material liabilities (fixed or contingent) relating to any suit, settlement, court order, administrative order, judgment or claim asserted or arising under any Environmental Law.

         Section 4.12 No Violations. To Ultrak's Knowledge, the business of Ultrak and its Subsidiaries are not being conducted in violation of, or in a manner which could cause liability under any applicable law, rule or regulation, judgment, decree or order of any Governmental Entity, except for any violations or practices, which, individually or in the aggregate, have not had and will not have a Material Adverse Effect on Ultrak.

         Section 4.13 Opinion of Financial Advisor. Ultrak has received the opinion of J.C. Bradford to the effect that, as of March 10, 1997, the consideration to be received in the Merger by the holders of shares of Ultrak Common Stock is fair to such holders from a financial point of view.

         Section 4.14 Brokers and Finders. Neither Ultrak nor any of its Subsidiaries nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement or the Merger Agreement other than to J.C. Bradford in the nature of a fee for rendering a fairness opinion and a fee to the valuation firm referred to in Section 6.22.

         Section 4.15 Taxes. Ultrak and each of its Subsidiaries has timely filed (or caused to be filed) all Tax Returns required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects. All Taxes required to be paid as shown on such Tax Returns, reports and other statements have been timely paid. All Taxes required to be paid in respect of the periods covered by such Tax Returns, have either been paid or fully accrued on the books of Ultrak. Ultrak and each of its Subsidiaries have fully accrued all unpaid Taxes in respect of all periods (or the portion of any such periods) subsequent to the Return Periods and ending on or prior to the Effective Time. No deficiencies or adjustments for any Tax have been claimed, proposed or assessed, or to Ultrak's Knowledge, threatened against Ultrak or its Subsidiaries. The Ultrak Disclosure Schedule accurately sets forth the last year for which Ultrak's or its Subsidiaries' foreign, federal and state income Tax Returns, respectively, have been audited and any years which are the subject of a pending audit by the Internal Revenue Service and the applicable state agencies. Except as so disclosed, neither Ultrak nor any of its Subsidiaries (i) is subject to any pending or, to Ultrak's Knowledge, threatened Tax audit or examination, or (ii) is delinquent in the payment of any Tax nor is subject to any outstanding Tax deficiency, proposed or assessed. The Ultrak SEC Reports contain adequate accruals for all unpaid Taxes. All foreign, state, and local jurisdictions where Ultrak has filed Tax Returns are set forth on the Ultrak Disclosure Schedule. There are no claims currently being pursued by any Taxing Authority against Ultrak or any of its Subsidiaries which are material in amount except as set forth on the Ultrak Disclosure Schedule. There are no requests for rulings in respect of any Tax that are pending between Ultrak and any Taxing Authority. Ultrak has not filed an election or caused any deemed election under Section 338 of the Code to be made for which the Tax liability has not been paid. Ultrak has not requested or granted to any Taxing Authority any extension of the limitations period during which any Tax liability may be assessed or collected, which request is still pending, or which extension remains in effect. All monies required to be withheld or collected by Ultrak, and the portion of any such Taxes to be paid by Ultrak to Taxing Authorities, have been collected or withheld and either paid to the respective Taxing Authority or set aside in accounts for such purposes, or such monies have been approved, reserved against, and entered upon the books of Ultrak. Ultrak will not be required, as a result of a change in a method of accounting for Tax purposes for any Tax period ending on or before the Effective Time, to include any adjustment under Section 481(c) of the Code in taxable income for any Tax period beginning after the Effective Time.

         Section 4.16 Intellectual Property. Ultrak, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, technology, trade dress, know-how, computer software programs or applications, tangible or intangible proprietary information or any intellectual property that are material to the business of Ultrak and its Subsidiaries as currently conducted (the "Ultrak Intellectual Property"). The Ultrak Disclosure Schedule sets forth a complete list of (i) all patents, trademarks, registered copyrights, trade names, and service marks, and any applications therefor, included in the Ultrak Intellectual Property, and specifies, where applicable, the jurisdiction in which each has been issued or registered, or in which an application for such issuance or registration has been filed, including the respective registration or application numbers and the names of all registered owners, and (ii) all material licenses, sublicenses and other agreements as to which Ultrak or any of its Subsidiaries is a party and pursuant to which Ultrak or any of its subsidiaries or any other person is authorized to use any Ultrak Intellectual Property or other trade secret or computer software material to Ultrak, and includes the identity of all parties thereto and the description of the nature and subject matter thereof. Neither Ultrak nor any of its Subsidiaries is in violation of any license, sublicense or agreement described in the Ultrak Disclosure Schedule, except such violations as do not materially impair their rights under such license, sublicense or agreement. Ultrak is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), the Ultrak Intellectual Property, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Ultrak Intellectual Property is being used. All material registered trademarks, service marks and copyrights held by Ultrak or its Subsidiaries are valid and subsisting. To the Knowledge of Ultrak, there is no material unauthorized use, infringement or misappropriation of any Ultrak Intellectual Property by any Person, including any employee or former employee of Ultrak any or of its Subsidiaries. No Ultrak Intellectual Property or product of Ultrak or any of its Subsidiaries is subject to any outstanding decree, order, judgment or stipulation restricting in any manner, the licensing or use thereof by Ultrak or any of its Subsidiaries. Neither Ultrak nor any of its Subsidiaries has entered into any agreement (other than exclusive distribution agreements disclosed in the Ultrak Disclosure Schedule) under which Ultrak or its Subsidiaries is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. Ultrak has a policy requiring that each employee of Ultrak and any of its Subsidiaries shall execute a proprietary information and confidentiality agreement in favor of Ultrak, in addition to an agreement to assign intellectual property to Ultrak. To Ultrak's Knowledge, neither Ultrak nor any of its Subsidiaries utilizes or has utilized any patent, trademark, tradename, service mark, copyright, software, trade secret or know-how, except for those which are owned, possessed or lawfully used by Ultrak or its Subsidiaries in their operations, and, to the Knowledge of Ultrak, neither Ultrak nor any of its Subsidiaries infringes upon or unlawfully or wrongfully use any patent, trademark, tradename, service mark, copyright or trade secret owned or validly claimed by another. Ultrak has no continuing obligation to pay royalties or other payments to third parties as a result of any infringement or prior infringement. All licenses relating to Ultrak Intellectual Property are evidenced by valid and effective written agreements and no other party to any such agreement with Ultrak has breached, terminated, given notice of future termination of, given notice of a material change in terms upon any renewal or extension, or advised Ultrak that it will not renew or extend any such agreement with Ultrak.

         Section 4.17 Insurance. Except as disclosed to Checkpoint, each of Ultrak and its Subsidiaries is, and has been continuously since January 1, 1990, insured with financially responsible insurers in such amounts and against such risks and losses as are customary for companies conducting the business as conducted by Ultrak during such time period. Except as disclosed to Checkpoint, since December 31, 1994, Ultrak has not received notice of cancellation or termination with respect to any material insurance policy of Ultrak or its Subsidiaries. The insurance policies of Ultrak and its Subsidiaries are valid and enforceable policies.

         Section 4.18 Disclosure. No representation or warranty of Ultrak contained in this Agreement or the Merger Agreement and no statement contained in any certificate or the Ultrak Disclosure Schedule furnished or to be furnished by or on behalf of Ultrak to Checkpoint or any of its representatives pursuant thereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading or necessary in order to fully and fairly provide the information required to be provided in any such document, certificate or schedule.


                                    ARTICLE V

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

         Section 5.1 Conduct of Business of Checkpoint Pending the Effective Time. Except as expressly permitted or contemplated by this Agreement (including exceptions set forth in the Checkpoint Disclosure Schedule) or the Merger Agreement or as shall be consented to in writing by Ultrak (which consent shall not be unreasonably withheld), until the Effective Time, Checkpoint shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and use all reasonable efforts (in the ordinary course of business consistent with past practice) to preserve intact their respective business organizations' goodwill, keep available the services of their respective present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with them. Without limiting the generality of the foregoing, and except as otherwise permitted by this Agreement, prior to the Effective Time, without the written consent of Ultrak, which consent shall not be unreasonably withheld, Checkpoint will not, and will cause each of its Subsidiaries not to:

                  (a) amend or propose to amend their respective charters or bylaws (other than to increase its authorized common stock to 200,000,000 shares); or split, combine or reclassify their outstanding capital stock or declare, set aside or pay any dividend or distribution in respect of any capital stock (other than to redeem the rights outstanding under Checkpoint's 1988 shareholder's rights plan and to establish a new shareholders rights plan (which will include as participants the holders of Checkpoint Common Stock issued as a result of the Merger provided no triggering event occurs under such plan prior to the Effective Time), or the payment to Checkpoint or any of its Subsidiaries of any dividend or distribution) or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

                  (b)(i) issue or authorize or propose the issuance of, sell, pledge or dispose of, or agree to issue or authorize or propose the issuance of, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, other than any such issuance pursuant to options or rights outstanding as of the date hereof in accordance with their terms, the adoption of a new shareholder's rights plan, and the grant of stock options which are consistent with past practice as to amount, timing and participants;
(ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets if such acquisitions involve aggregate consideration (which may be in cash or Checkpoint Common Stock) in excess of 10% of Checkpoint's consolidated assets as of December 31, 1996; (iii) sell (including by sale-leaseback), lease, pledge, dispose of or encumber any assets or interests therein, which are material, individually or in the aggregate, to Checkpoint and its Subsidiaries taken as a whole, other than in the ordinary course of business and consistent with past practice and other than the sale of its Alarmex subsidiary; (iv) incur or become contingently liable with respect to any material indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities or otherwise incur any material obligation or liability (absolute or contingent) other than short-term indebtedness in the ordinary course of business and consistent with past practice; (v) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or its long-term debt, other than as required by the governing instruments relating thereto (except for redemption of Checkpoint's 1988 shareholders rights); or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing;

                  (c) enter into or amend any employment agreement or any severance or special pay arrangement with respect to termination of employment or other arrangements, or modify levels of compensation or benefits, respecting any directors, officers or key employees, other than in the ordinary course of business;

                  (d) adopt, enter into or amend any, or become obligated under any new, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except as required to comply with changes in applicable law occurring after the date hereof and except in the ordinary course of business and consistent with past practice; or

                  (e) take any action that would, or is reasonably likely to, result in any of its representations and warranties set forth in this Agreement becoming untrue, or in any of the conditions to the Merger set forth in Article VII not being satisfied.

         Section 5.2 Conduct of Business of Ultrak Pending the Effective Time. Except as expressly permitted or contemplated by this Agreement (including exceptions set forth in the Ultrak Disclosure Schedule) or the Merger Agreement or as shall be consented to in writing by Checkpoint (which consent shall not be unreasonably withheld), until the Effective Time, Ultrak shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary and usual course of business consistent with past practice and use all reasonable efforts (in the ordinary course of business consistent with past practice) to preserve intact its business organizations' goodwill, keep available the services of its present officers and key employees, and preserve the goodwill and business relationships with suppliers, distributors, customers and others having business relationships with them. Without limiting the generality of the foregoing, and except as otherwise permitted by this Agreement, prior to the Effective Time, without the written consent of Checkpoint, which consent shall not be unreasonably withheld, Ultrak will not, and will cause each of its Subsidiaries not to:

                  (a) amend or propose to amend their respective charters or bylaws; or split, combine or reclassify their outstanding capital stock or declare, set aside or pay any dividend or distribution in respect of any of its capital stock (other than a regular quarterly cash dividend on the Ultrak Preferred Stock consistent with past practice, or the payment to Ultrak or any of its Subsidiaries of any dividend or distribution) or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

                  (b)(i) issue or authorize or propose the issuance of, sell, pledge or dispose of or agree to issue or authorize or propose the issuance of, sell, pledge or dispose of, any additional shares of, or any options, warrants or rights of any kind to acquire any shares of, their capital stock of any class or any debt or equity securities convertible into or exchangeable for such capital stock, other than (A) any such issuance pursuant to options or rights outstanding as of the date hereof in accordance with their terms and pursuant to the options granted in accordance with clauses (B) and (C) immediately following, (B) the grant of stock options or stock bonus awards, which in the aggregate may not exceed 50,000 shares of Ultrak Common Stock, consistent with past practice as to amount, timing and participants, and (C) the grant of options to acquire 140,000 shares of Ultrak Common Stock which were authorized in January, 1997 but not yet issued; (ii) acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any such assets in each case which acquisitions involve aggregate consideration (which may be in cash or Ultrak Common Stock) in excess of 10% of Ultrak's consolidated assets as of December 31, 1996; (iii) sell (including by sale-leaseback), lease, pledge, dispose of or encumber any assets or interests therein, which are material, individually or in the aggregate, to Ultrak and its Subsidiaries as a whole, other than in the ordinary course of business and consistent with past practice;
(iv) incur or become contingently liable with respect to any material indebtedness for borrowed money or guarantee any such indebtedness or issue any debt securities or otherwise incur any material obligation or liability (absolute or contingent) other than short-term indebtedness in the ordinary course of business and consistent with past practice; (v) redeem, purchase, acquire or offer to purchase or acquire any shares of its capital stock or its long-term debt, other than as required by the governing instruments relating thereto; or (vi) enter into any contract, agreement, commitment or arrangement with respect to any of the foregoing,

                  (c) enter into or amend any employment agreement or any severance or special pay arrangement with respect to termination of employment or other arrangements, agreements with, or modify levels of compensation or benefits, respecting any directors, officers or key employees;

                  (d) adopt, enter into or amend any, or become obligated under any new, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, health care, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee or retiree, except (i) for an amendment to the Ultrak Stock Plan to increase the number of shares for which options may be granted thereunder to 1,000,000 and the issuance of stock options permitted by Section 5.2(b)(i), (ii) as required to comply with changes in applicable law occurring after the date hereof and
(iii) with respect to all plans other than bonus plans, in the ordinary course of business and consistent with past practice; or

                  (e) take any action that would, or is reasonably likely to, result in any of its representations and warranties set forth in this Agreement becoming untrue, or in any of the conditions to the Merger set forth in Article VII not being satisfied.

         Section 5.3 Cooperation. Subject to compliance with applicable law, from the date hereof until the Effective Time, each of Checkpoint and Ultrak shall confer on a regular and frequent basis with one or more representatives of the other party to report operational matters of materiality and the general status of ongoing operations and shall promptly provide the other party or its counsel with copies of all filings made by such party with any Governmental Entity in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby.


                                   ARTICLE VI

                       ADDITIONAL COVENANTS AND AGREEMENTS

         Section 6.1 No Solicitation. From and after the date hereof, Ultrak and Checkpoint, without the prior written consent of the other, will not, and will not authorize or permit any of their respective representatives to, directly or indirectly, solicit, initiate or encourage (including by way of furnishing information) or take any other action to facilitate knowingly any inquiries or the making of any proposal which constitutes or may reasonably be expected to lead to an Acquisition Proposal (as defined below) from any Person, or engage in any discussion or negotiations relating thereto or accept any Acquisition Proposal; provided, however, that notwithstanding any other provision hereof, the respective Party may (a) at any time prior to the time the respective Party's shareholders shall have voted to approve this Agreement, engage in discussions or negotiations with a Person who (without any solicitation, initiation, encouragement, discussion or negotiation, directly or indirectly, by or with the Party or its representatives after the date hereof) seeks to initiate such discussions or negotiations and may furnish such Person information concerning the Party and its business, properties and assets if, and only to the extent that, (i) [A] such Person has first made an Acquisition Proposal that is financially superior to the transactions contemplated by this Agreement and has demonstrated that the funds necessary (if the Acquisition Proposal is a cash transaction) for the Acquisition Proposal are reasonably likely to be available (as determined in good faith in each case by the Party's Board of Directors after consultation with its financial advisors) and [B] the Party's Board of Directors shall conclude in good faith, after considering applicable provisions of state law, on the basis of oral or written advice of outside counsel, that such action is necessary (if the Acquisition Proposal is a cash transaction) for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (ii) prior to furnishing such information to or entering into discussions or negotiations with such Person, such Party [A] provides prompt notice to the other Party to the effect that it is furnishing information to or entering into discussions or negotiations with such Person and [B] receives from such Person an executed confidentiality agreement in reasonably customary form on terms not in the aggregate materially more favorable to such Person than the terms contained in the Confidentiality Agreement (as referred to in Section 9.4 hereof), (b) comply with Rule 14c-2 promulgated under the Exchange Act with regard to a tender or exchange offer, and/or (c) provided such Party terminates this Agreement pursuant to Section 8.1(e) hereof, accept an Acquisition Proposal from a Person. Concurrently with the execution and delivery of this Agreement, each Party shall immediately cease and terminate any existing solicitation, initiation, encouragement, activity, discussion or negotiation with any Persons conducted heretofore by the Party or its representatives with respect to the foregoing. Each of Ultrak and Checkpoint agrees not to release any Person from, or waive any provision of, any standstill agreement to which it is a Party or any confidentiality agreement between it and another Person who has made, or who may reasonably be considered likely to make, an Acquisition Proposal, unless its Board of Directors shall conclude in good faith, after considering applicable provisions of state law, on the basis of oral or written advice of outside counsel, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties. Each of Ultrak and Checkpoint shall notify the other Party orally and in writing of any such inquiries, offers or proposals (including, without limitation, the terms and conditions of any such proposal and the identity of the Person making it), within 24 hours of the receipt thereof, shall keep the other Party informed of the status and details of any such inquiry, offer or proposal, and shall give the other Party five days' advance notice of any agreement to be entered into with, or any information to be supplied to, any Person making such inquiry, offer or proposal. As used herein, "Acquisition Proposal" shall mean a proposal or offer (other than by another Party) for a tender or exchange offer, merger, consolidation or other business combination involving Ultrak, Checkpoint or any Significant Subsidiary of such Party or any proposal to acquire in any manner a substantial equity interest in, or all or substantially all of the assets of, such Party or any Significant Subsidiary of such Party; provided, however, that any proposal or offer involving the acquisition by Ultrak or Checkpoint of an equity interest in or assets of any Person, whether by tender or exchange offer, merger, consolidation or otherwise, which involves, directly or indirectly, the issuance of outstanding common stock as of the date hereof of Ultrak or Checkpoint, as the case may be, with an aggregate value equal to less than 10% of their respective consolidated assets as of December 31, 1996, shall not constitute an Acquisition Proposal.

         Section 6.2       Access to Information.

                  (a) Subject to compliance with applicable law, upon reasonable notice Ultrak and Checkpoint shall each (and shall cause its Subsidiaries to) afford to the other and the officers, employees, accountants, counsel, financial advisors and other representatives of the other, access during normal business hours throughout the period prior to the Effective Time to all of its key employees, properties, books, contracts, commitments and records and, during such period, each of Ultrak and Checkpoint shall (and shall cause its Subsidiaries to) furnish promptly to the other (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of Federal securities laws, and
(b) all other information concerning its businesses, properties and Personnel as such other Party may reasonably request.

                  (b) Unless otherwise required by law, the parties will hold any such information which is nonpublic in confidence until such time as such information otherwise becomes publicly available through no wrongful act of either Party and in the event of termination of this Agreement for any reason, each Party shall promptly return all nonpublic documents obtained from any other Party, and any copies made of such documents, to such other Party. In addition, in the event of such termination, all documents, memoranda, notes and other writings whatsoever prepared by each Party based on the information in such material shall be destroyed (and each Party shall use its best efforts to cause its advisors and their representatives to similarly destroy their respective documents, memoranda and notes), and such destruction (and best efforts) shall be certified in writing to the other Party by an authorized officer supervising such destruction.

         Section 6.3 Registration Statement and Proxy Statement. As soon as is reasonably practicable after the date hereof, Ultrak and Checkpoint shall prepare and file the Proxy Statement with the SEC and Checkpoint shall promptly prepare and file with the SEC the Form S-4 in which the Proxy Statement will be included. Each of Ultrak and Checkpoint shall use its best efforts to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing. Ultrak and Checkpoint shall take any action required to be taken under applicable state securities and blue sky laws in connection with the issuance of shares of Checkpoint Common Stock in the Merger and as contemplated by this Agreement. Ultrak and Checkpoint shall promptly furnish to each other all information, and take such other actions, as may reasonably be requested in connection with any action by any of them in connection with this Section 6.3.

         Section 6.4 Shareholder Approval. Each of Ultrak and Checkpoint shall call a meeting of its shareholders to be held as promptly as practicable for the purpose of voting upon this Agreement and the Merger Agreement. Subject to
Section 6.1, the respective boards of directors of Checkpoint and Ultrak shall recommend to their respective shareholders approval of such matters. Checkpoint and Ultrak shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and to take all additional actions as necessary to adopt and approve this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby; provided, however, that it shall be a condition to the obligations of the Parties under this Section 6.4 that each of them has obtained the opinion of its respective financial advisor which shall be downdated from the dates of opinions referred to in Sections 3.13 and 4.13 to a date no more than three (3) business days prior to the date each Party forwards its Proxy Statement to its respective shareholders.

         Section 6.5 Affiliates. Ultrak shall use its best efforts to cause each Person who may be deemed to be an "affiliate," for purposes of Rule 145 under the Securities Act, of Ultrak to deliver to Ultrak on or prior to the Effective Time a written agreement to the effect that such Person will not offer to sell, sell or otherwise dispose of any shares of Checkpoint Common Stock, issued in the Merger, except, in each case, pursuant to an effective registration statement or in compliance with Rule 145 and Accounting Series Releases 130 and 135, each, as amended from time to time, or in a transaction which, in the opinion of legal counsel satisfactory to Checkpoint, is exempt from the registration requirements of the Securities Act. The Parties agree that the affiliates of Ultrak are the Persons identified in Exhibit B.

         Section 6.6 Agreement to Cooperate; Further Assurances. Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement, subject to the appropriate vote of shareholders of Checkpoint and Ultrak described in Section 7.1(a) hereof and subject to Section 6.1 hereof, including providing information and using reasonable efforts to obtain all necessary or appropriate waivers, consents and approvals, and effecting all necessary registrations and filings (including filings under the HSR Act); provided, that nothing herein shall require Ultrak or Checkpoint to hold, manage or operate any assets separately in order to obtain any such consent or approval or to enter into any sale or divestiture of assets. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or the Merger Agreement, the proper officers and directors of each Party to this Agreement shall take all necessary actions to the extent not inconsistent with their other duties and obligations or applicable law.

         Section 6.7       Stock Options.

                  (a) To the extent that acceleration of the exercisability of any Ultrak Stock Option is permitted but not required by the applicable governing instrument, then Ultrak shall take all necessary action or refrain from taking action, so as to cause such acceleration not to occur. The Parties acknowledge that the Ultrak Stock Options outstanding under the Ultrak Stock Plan are subject to automatic accelerated vesting without discretionary action by the Ultrak Board of Directors. In connection therewith, at the Effective Time, to the extent permitted by the terms of the relevant governing instruments, each Ultrak Stock Option, whether vested or unvested, shall be assumed by Checkpoint. Unless Ultrak and Checkpoint shall otherwise agree prior to the Effective Time, each such Ultrak Stock Option shall pursuant to the Merger Agreement be converted to an option to acquire, on the same terms and conditions as were applicable under such Ultrak Stock Option, shares of Checkpoint Common Stock subject to the following adjustments which shall be made regardless of whether such option was intended to qualify as an incentive stock option under Section 422 of the Code and its applicable regulations:

                           (i) Each Ultrak Stock Option will be exercisable for
a number of whole shares (with any fraction rounded up to the next whole number) of Checkpoint Common Stock (the "Aggregate Number") equal to the product of:
(x) the number of shares of Ultrak Common Stock remaining subject to the Ultrak Stock Option immediately prior to the Effective Time, multiplied by (y) the Common Stock Exchange Ratio;

                           (ii) The exercise price per share for the number of
Checkpoint Common Shares determined in clause (i) shall be a price per share equal to (x) the aggregate exercise price for Ultrak Common Stock remaining subject to such Ultrak Stock Option immediately prior to the Effective Time divided by (y) the Aggregate Number.

                  (b) After the Effective Time and in any event within 30 days, Checkpoint shall promptly issue to each holder of an outstanding Ultrak Stock Option a document evidencing the foregoing assumptions of said option by Checkpoint or conversions to Checkpoint options.

                  (c) As soon as practicable after the Effective Time (and in any event within 90 days), Checkpoint shall file a registration statement on Form S-8, (or any successor or other appropriate forms) with respect to the shares of Checkpoint Common Stock subject to such options granted under the Ultrak Stock Plan and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

                  (d) Checkpoint shall administer the Ultrak Stock Plan in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the Ultrak Stock Plan complied with such rule prior to the Merger.

         Section 6.8 Public Statements. The parties shall consult with each other at least 24 hours prior to issuing any public announcement or statement with respect to this Agreement, the Merger Agreement, or the transactions contemplated hereby or thereby and shall not issue any such public announcement or statement prior to such consultation, except as may be required by law or by the rules of the National Association of Securities Dealers, Inc. or the New York Stock Exchange ("NYSE").

         Section 6.9 Letter of Checkpoint's Accountants. Checkpoint shall use its best efforts to cause to be delivered to Ultrak a letter of Coopers & Lybrand, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Ultrak, in form and substance reasonably satisfactory to Ultrak and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

         Section 6.10 Letter of Ultrak's Accountants. Ultrak shall use its best efforts to cause to be delivered to Checkpoint a letter of Grant Thornton, dated a date within two business days before the date on which the Form S-4 shall become effective and addressed to Checkpoint, in form and substance reasonably satisfactory to Checkpoint and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the Form S-4.

         Section 6.11 Expenses. All costs and expenses incurred in connection with this Agreement, the Merger Agreement and the transactions contemplated hereby and thereby shall be paid by the Party incurring such expenses, except that those expenses incurred in connection with printing and mailing the Proxy Statement and the Form S-4, as well as the filing fee relating thereto, shall be shared equally by Ultrak, on the one hand, and Checkpoint, on the other hand.

         Section 6.12 Opinions of Financial Advisors. Each of Checkpoint and Ultrak shall use its best efforts to cause Morgan Stanley and J.C. Bradford, respectively, to provide its opinion, as of a date no earlier than three business days prior to the date that the Proxy Statement is mailed to shareholders of Checkpoint and Ultrak, as to the fairness of the consideration to be received by Checkpoint on the one hand, and by the shareholders of Ultrak on the other hand, from a financial point of view, as contemplated by this Agreement, and shall include such updated opinions in the Proxy Statement.

         Section 6.13      Employee Benefits.

                  (a) Checkpoint and Ultrak expressly intend to continue immediately after the Effective Time at least through December 31, 1997 to make available to employees of Ultrak as of the Effective Time (regardless of the division or other corporate unit in which they may be employed after the Effective Time) employee benefits which are substantially similar to the benefits presently available to Ultrak employees. For all purposes with respect to Checkpoint's employee benefits for which Ultrak employees are otherwise eligible, including without limitation determining eligibility, vesting, the amount of benefits and benefit accrual, to the extent prior service credit is taken into account for Checkpoint employees, Ultrak employees shall receive credit for their periods of service with Ultrak and its Affiliates (including time prior to acquisition by Ultrak) on the same basis as employees of Checkpoint and its Affiliates. If Checkpoint establishes a plan or benefit program in which Ultrak employees are entitled to participate after December 31, 1997, and if Ultrak does not have a comparable plan or benefit, to the extent that prior service is taken into account, service credit will be provided to Ultrak and Checkpoint employees on a comparable basis. In the ordinary course of business after the Effective Time, Checkpoint will evaluate its employee benefits programs for all employees and shall have the right to make such modifications in all such programs, including the elimination of any particular benefits (subject to contractual rights under any agreement), as Checkpoint believes reasonable. Nothing contained in this Agreement is intended, nor shall anything herein be construed, to confer any legal rights upon, or Person beneficiary interest in, any employee of Ultrak, Checkpoint or any Subsidiary, or any other Person.

                  (b) In the event that any of the United States employees of Ultrak, has his or her employment terminated within eighteen (18) months of the Closing Date as a result of a reduction in force, and not as a result of unsatisfactory performance or for cause, such employee shall be entitled to the following severance benefits: (i) for all non-supervisory personnel, a lump sum payment equal to the greater of (A) three month's base salary, or (B) one month's base salary for each year employed by Ultrak, Checkpoint or any Affiliate (including services whether before or after the acquisition of such affiliates, (ii) for all supervisory personnel, a lump sum payment equal to the greater of (A) six month's base salary, or (B) one month's base salary for each year of employment by Checkpoint, Ultrak or any Affiliate (including services whether before or after the acquisition of such affiliates), and
(iii) outplacement services shall be provided at Ultrak's or Checkpoint's cost for supervisory personnel for a period of up to three (3) months each.

                  (c) Unpaid bonuses for the executive officers of Ultrak designated on Exhibit A hereto shall not exceed $750,000 in the aggregate, to the extent conditionally approved by Ultrak's Board of Directors in January, 1997, and unpaid bonuses for the remaining Key Employees (as hereinafter defined) of Ultrak shall not exceed $175,000, and all such bonuses shall be paid or accrued by Ultrak by the Closing Date. No other bonuses shall be paid to the Key Employees or any other employees of Ultrak in connection with the Merger. Commencing on the Closing Date, the Key Employees shall be eligible to participate in the Checkpoint Option Plan.

         Section 6.14 Notification of Certain Matters. Each of Checkpoint and Ultrak shall give prompt notice to the other of the following:

                  (a) The occurrence or non-occurrence of any event whose occurrence or non-occurrence will be likely to (i) cause either any representation or warranty contained in this

Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time, or (ii) directly or indirectly have a Material Adverse Effect on such Party;

                  (b) Any material failure of such Party, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied hereunder; and

                  (c) Any facts relating to such Party which would make it necessary or advisable to amend the Registration Statement and/or Proxy Statement in order to make the statements therein not misleading or to comply with applicable law; provided, however, that the delivery of any notice pursuant to this Section 6.14 shall not limit or otherwise affect the remedies available hereunder to the Party receiving such notice.

         Section 6.15      Indemnification, Directors' and Officers' Insurance.

                  (a) In the event of any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, or administrative, including, without limitation, any such claim, action, suit, proceeding, or investigation in which any of the present or former officers or directors (the "Managers") of Ultrak is, or is threatened to be, made a party by reason of the fact that he is or was a director, officer, employee, or agent of Ultrak or any of its Significant Subsidiaries (but only for the period during which such Subsidiary was owned directly or indirectly by Ultrak) or is or was serving at the request of Ultrak or any of its Significant Subsidiaries (but only for the period during which such Subsidiary was owned directly or indirectly by Ultrak) as a director, officer, employee, or agent of another Person, whether before or after the Effective Time, Ultrak shall indemnify and hold harmless, and from and after the Effective Time, the Merger Subsidiary shall indemnify and hold harmless to the fullest extent permitted by applicable law (including by advancing expenses promptly as statements therefor are received), each such Manager against any losses, claims, damages, liabilities, costs, expenses (including reasonable attorneys' fees), judgments, fines, and amounts paid in settlement in connection with any such claim, action, suit, proceeding, or investigation, and in the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time) (i) if Ultrak (prior to the Effective Time) or the Merger Subsidiary (after the Effective
Time) have not promptly assumed the defense of such matter, the Managers may retain counsel satisfactory to them, and Ultrak prior to the Effective Time, or the Merger Subsidiary after the Effective Time, shall pay all reasonable fees and expenses of such counsel for the Managers promptly, as statements therefor are received, and (ii) Ultrak prior to the Effective Time, or the Merger Subsidiary after the Effective Time, will use their respective best efforts to assist in the vigorous defense of any such matter; provided that neither Ultrak nor the Merger Subsidiary or Checkpoint shall be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld). Merger Subsidiary shall have no obligation under the foregoing provisions of this Section 6.15 to any Manager when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and non-appealable, that indemnification of such Manager in the manner contemplated hereby is prohibited by applicable law. The Merger Subsidiary's obligation to pay expenses in advance of final disposition of any such claim, action, suit, investigation or proceeding shall be conditioned on the receipt from the indemnified party of an undertaking to repay such advances as contemplated by Section 145 of the DGCL. Checkpoint hereby guarantees and stands as surety for the obligations of the Merger Subsidiary under this Subsection 6.15(a).

                  (b) Any Manager wishing to claim indemnification under this
Section 6.15, upon learning of any such claim, action, suit, proceeding, or investigation, shall notify Ultrak prior to the Effective Time, and the Merger Subsidiary and Checkpoint after the Effective Time, thereof (provided that the failure to give such notice shall not affect any obligations hereunder except to the extent that the indemnifying party is actually prejudiced thereby). Checkpoint and Ultrak agree that all rights to indemnification existing in favor of the Managers as provided in Ultrak's Certificate of Incorporation and Bylaws as in effect as of the date hereof, and in any agreement between Ultrak and any Manager with respect to matters occurring prior to the Effective Time, shall survive the Merger. Checkpoint further covenants not to amend or repeal any provisions of the Certificate of Incorporation or Bylaws of Ultrak or the Merger Subsidiary in any manner which would adversely affect the indemnification or exculpatory provisions contained therein. The provisions of this Section 6.15 are intended to be for the benefit of, and shall be enforceable by, each indemnified party and his heirs and representatives.

                  (c) Each of the parties hereto will use its best efforts to continue to provide officers' and directors' liability insurance with respect to matters occurring prior to the Effective Time for the benefit of the Managers for the six (6) year period commencing at the Effective Time on terms consistent in scope and amount of coverage with such insurance currently maintained by Ultrak; provided, however, in no event shall Checkpoint or the Merger Subsidiary be required to maintain such insurance if the cost thereof exceeds on an annual basis 200% of the premium cost for such policy as of the date of this Agreement.

         Section 6.16 Employment Arrangements. Ultrak shall be permitted to enter into written employment agreements with the employees listed on Exhibit A hereto (the "Key Employees") in a form reasonably satisfactory to Checkpoint and incorporating the terms set forth on Exhibit A and such other terms as are reasonably satisfactory to Checkpoint. The employment agreements for the executive officers of Ultrak designated on Exhibit A shall provide that, commencing January 1, 1998, such executive officers shall be entitled to receive medical and life insurance benefits and other fringe benefits, excluding salary, bonus and discretionary stock option awards or stock grants, that senior managers of Checkpoint of comparable positions are entitled to receive as of the date hereof. Checkpoint agrees to guarantee the obligations of Ultrak to its executive officers under the employment agreements to be entered into pursuant to this Section 6.16.

         Section 6.17 Stock Exchange Listing. Each of the Parties shall use its best efforts to obtain, prior to the Effective Time, the approval for listing on the NYSE, effective upon official notice of issuance, of the additional shares of Checkpoint Common Stock into which the Ultrak Common Stock and Ultrak Preferred Stock will be converted pursuant to Section 2.1(b) hereof and which will be issuable upon exercise of the Ultrak Stock Options pursuant to Section
6.7 hereof.

         Section 6.18 Pooling of Interests. Each of the Parties will use its best efforts to cause the transactions contemplated by this Agreement to be accounted for as a pooling of interests in accordance with GAAP, and such accounting treatment to be accepted by Checkpoint's independent certified public accountant, by the NYSE and by the SEC, respectively, and each of the Parties agrees that it will take no action that would cause such accounting treatment not to be obtained.

         Section 6.19 Tax-Free Reorganization. Each of the Parties will use its best efforts to cause the Merger to qualify as a tax-free reorganization under
Section 368 of the Code. Each Party shall provide customary representation letters and appropriate investment intent letters from executive officers, directors and one percent (1%) shareholders of Ultrak to counsel for each of the parties in connection with the tax opinions to be provided under
Article VII hereof.

         Section 6.20 No Shelf Registration. Checkpoint shall not be required to amend or maintain the effectiveness of the Registration Statement for the purpose of permitting resale of the shares of Checkpoint Common Stock received pursuant hereto by the Persons who may be deemed to be "Affiliates" of Ultrak or Checkpoint within the meaning of Rule 145.

         Section 6.21 Delivery of Disclosure Schedules and Other Documents. Each Party agrees to deliver to the other (i) its respective Disclosure Schedule and 1996 Form 10-K (with all Exhibits) by no later than March 31, 1997, and (ii) all other documents, lists, reports and/or schedules called for or required under this Agreement promptly after the execution hereof, and in each case, at least one week prior to the dates set forth in Sections 7.2(f) and 7.3(f) hereof. Notwithstanding anything contained in this Agreement to the contrary, no party shall be deemed in breach hereof for having failed to deliver any document, list, report and/or schedule recited herein to have been delivered, provided such document, list, report or schedule is promptly delivered to the other Party after execution of this Agreement.

         Section 6.22 Preferred Stock Exchange Ratio. On or before March 25, 1997 Ultrak shall obtain a detailed written opinion from either Mercer Capital, Merrill Lynch Business Advisory Services, Stephens, Inc. or Hoak, Breedlove, Wesneski & Co. that the Preferred Stock Exchange Ratio accurately reflects both the conversion rights of the Ultrak Preferred Stock pursuant to Ultrak's Certificate of Incorporation and the fair value of the dividend and voting rights of the Ultrak Preferred Stock which will be given up as a result of the Merger. The valuation opinion may be relied upon by, and shall be sufficient to, Coopers & Lybrand and Grant Thornton for purposes of the letters to be provided pursuant to Section 7.1(h) hereof. Ultrak shall promptly provide such written opinion to Checkpoint, Coopers & Lybrand and Grant Thornton, and shall use its reasonable best efforts to cause its valuation expert to provide all supporting information and work papers to, and meet with, Coopers & Lybrand and Grant Thornton promptly thereafter. Coopers & Lybrand and Grant Thornton shall use reasonable diligence to meet with the valuation expert during the five (5) business days after delivery of such expert's opinion and attempt to resolve any disagreements or concerns which they may have with respect to such opinion. As promptly as reasonably practical after March 25, 1997 and after the meetings referred to in the preceding sentence, Coopers & Lybrand and Grant Thornton shall advise Checkpoint and Ultrak in writing whether the valuation opinion is sufficient for each to render the letters required by Section 7.1(h) hereof. In the event that such valuation opinion is not sufficient to either Coopers & Lybrand or Grant Thornton, Ultrak shall promptly (but in any event within five
(5) business days) either (i) reduce the Preferred Stock Exchange Ratio to a level at which Coopers & Lybrand and Grant Thornton shall then be able to issue the letters required under Section 7.1(h) hereof or (ii) obtain a new written opinion from one of the firms mentioned in the first sentence of this Section, which opinion shall have been determined by Coopers & Lybrand and Grant Thornton, within such five (5) business day period, to be sufficient to enable them to issue the letters required under Section 7.1(h) hereof. The failure of Ultrak to have obtained by April 11, 1997 both (y) a written valuation opinion from any of the firms referred to in the first sentence of this Section (or to have reduced the Preferred Stock Exchange Ratio as provided in clause (i) of the preceding sentence) and (z) written confirmation from both Coopers & Lybrand and Grant Thornton of the sufficiency of the opinion (or reduction in the Preferred Stock Exchange Ratio) for purposes of their rendering the letters required under
Section 7.1(h) hereof, shall be deemed a material breach of this Agreement by Ultrak. Coopers & Lybrand and Grant Thornton shall use reasonable diligence to meet with the valuation expert within two (2) business days after delivery of such second opinion and attempt to resolve any disagreements or concerns which they may have with respect to such opinion.


                                   ARTICLE VII

                                   CONDITIONS

         Section 7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each Party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

                  (a) This Agreement, the Merger Agreement and the transactions contemplated hereby and thereby shall have been approved and adopted by the requisite vote of the holders entitled to vote of Ultrak Common Stock and Ultrak Preferred Stock, on the one side, and Checkpoint Common Stock, on the other side.

                  (b) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

                  (c) The Form S-4 shall have become effective in accordance with the provisions of the Securities Act, and no stop order suspending such effectiveness shall have been issued and remain in effect;

                  (d) No temporary restraining order, preliminary or permanent injunction or other order or decree by any court of competent jurisdiction which prevents the consummation of the Merger or imposes material conditions with respect thereto shall have been issued and remain in effect (each Party agreeing to use its best efforts to have any such injunction, order or decree lifted);

                  (e) No action shall have been taken, and no statute, rule or regulation shall have been enacted, by any Governmental Entity which would prevent the consummation of the Merger or imposes material conditions with respect thereto;

                  (f) All consents and approvals of all Governmental Entities legally required for the consummation of the Merger and the transactions contemplated hereby shall have been obtained and be in effect at the Effective Time, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Checkpoint, or upon the consummation of the transactions contemplated hereby and all state securities or blue sky permits and other authorizations necessary to issue the shares of Checkpoint Common Stock pursuant to this Agreement and the Merger Agreement and as contemplated by Section 6.7 hereof;

                  (g) The shares of Checkpoint Common Stock into which the Ultrak Common Stock and Ultrak Preferred Stock will be converted pursuant to
Section 2.1(b) hereof and the shares of Checkpoint Common Stock issuable upon exercise of the Ultrak Stock Options pursuant to Section 6.7 hereof shall have been duly approved for listing on the NYSE, subject to official notice of issuance;

                  (h) Each of Checkpoint and Ultrak shall receive a letter from Coopers & Lybrand, and Grant Thornton, both dated as of the Closing Date, to the effect that the transactions contemplated hereby will qualify for pooling of interests accounting treatment; and

                  (i) Checkpoint shall have received from each Person specified in Section 6.5 hereof the written agreement referred to in such Section 6.5.

         Section 7.2 Conditions to Obligation of Checkpoint to Effect the Merger. The obligation of Checkpoint to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

                  (a) Ultrak shall have performed in all material respects its agreements contained in this Agreement and the Merger Agreement and required to be performed on or prior to the Effective Time and the representations and warranties of Ultrak contained in this Agreement and the Merger Agreement shall be true and correct in all material respects on and as of the date of this Agreement and on and as of the Effective Time as if made on and as of such date, except as contemplated or permitted by this Agreement and the Merger Agreement, and Checkpoint shall have received a certificate of the President of Ultrak to that effect;

                  (b) Ultrak shall have obtained the consent or approval of each Person whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Ultrak, or upon the consummation of the transactions contemplated hereby,

                  (c) Checkpoint shall have received an opinion of Gardere & Wynne, L.L.P. in form and substance reasonably satisfactory to Checkpoint covering such matters customary for transactions of the nature contemplated by this Agreement;

                  (d) Checkpoint shall have received the letter of Grant Thornton referred to in Section 6.10 hereof,

                  (e) Checkpoint shall have received an opinion from Stradley, Ronon, Stevens & Young, LLP substantially to the effect that the Merger shall be a tax-free transaction for Checkpoint; and

                  (f) Checkpoint shall have completed its due diligence to its reasonable satisfaction not later than April 11, 1997.

         Section 7.3 Conditions to Obligations of Ultrak to Effect the Merger. The obligations of Ultrak to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the additional following conditions:

                  (a) Checkpoint shall have performed in all material respects its agreements contained in this Agreement, the Merger Agreement and required to be performed on or prior to the Effective Time and the representations and warranties of Checkpoint contained in this Agreement, the Merger Agreement and shall be true and correct in all material respects on and as of the date of this

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

Agreement and on and as of the Effective Time as if made on and as of such date, except as contemplated by this Agreement and the Merger Agreement and Ultrak shall have received a certificate of the President of Checkpoint to that effect;

                  (b) Checkpoint shall have obtained the consent or approval of each Person whose consent or approval shall be required in connection with the transaction contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, have a Material Adverse Effect on Checkpoint, or upon the consummation of the transactions contemplated hereby;

                  (c) Ultrak shall have received an opinion of Stradley, Ronon, Stevens & Young, LLP, in form and substance reasonably satisfactory to Ultrak covering such matters customary for transactions of the nature contemplated by this Agreement;

                  (d) Ultrak shall have received the letter of Coopers & Lybrand referred to in Section 6.9 hereof;

                  (e) Ultrak shall have received an opinion from Gardere & Wynne, L.L.P. substantially to the effect that the Merger shall be a tax-free transaction for Ultrak and the shareholders of Ultrak who receive Checkpoint Common Stock in the Merger; and

                  (f) Ultrak shall have completed its due diligence to its reasonable satisfaction not later than April 11, 1997.


                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the shareholders of Ultrak or Checkpoint:

                  (a) by the mutual written consent of Ultrak and Checkpoint;

                  (b) by either Ultrak or Checkpoint if (i) the Merger shall not have been consummated on or before September 30, 1997 (the "Termination Date");
(ii) any Governmental Entity, the consent of which is a condition to the obligations of Ultrak and Checkpoint to consummate the transactions contemplated hereby or by the Merger Agreement, shall have determined not to grant its consent and all appeals of such determination shall have been taken and have been unsuccessful, (iii) any court of competent jurisdiction in the United States or any State shall have issued an order, judgment or decree (other than a temporary restraining order) restraining, enjoining or otherwise prohibiting the Merger and such order, judgment or decree shall have become final and nonappealable, or (iv) either Party gives written notice to the other on or before April 11, 1997, that the notifying Party has elected in good faith to terminate this Agreement because its due diligence has not been completed to its reasonable satisfaction;

                  (c) by Checkpoint if (i) there has been a material breach by Ultrak of any representation, warranty, covenant or agreement set forth in this Agreement or the Merger Agreement, which breach has not been cured within ten business days following notice of such breach; (ii) the Board of Directors of Ultrak should fail to recommend to its shareholders approval of the transactions contemplated by this Agreement and the Merger Agreement or such recommendation shall have been made and subsequently withdrawn other than as provided for in
Section 6.1, or Ultrak shall have failed for any reason to obtain an updated fairness opinion from its financial advisor as required by Section 6.4,
(iii) following the execution of this Agreement, Ultrak shall have engaged in negotiations concerning, or provided any confidential information or data to, or had any discussions with, any Person other than Checkpoint or any of its Affiliates relating to, any Acquisition Proposal relating to Ultrak or any of its Subsidiaries other than as provided for in Section 6.1, or (iv) the average of the daily last sale prices of Ultrak Common Stock as reported on the Nasdaq National Market automated quotation reporting system (as reported in The Wall Street Journal) for the ten (10) consecutive full trading days in which such shares are traded on Nasdaq immediately preceding the date of the Checkpoint shareholders' meeting as set forth in the Proxy Statement is less than $13.00 per share;

                  (d) by Ultrak if (i) there has been a material breach by Checkpoint of any representation, warranty, covenant or agreement set forth in this Agreement or the Merger Agreement which breach has not been cured within ten business days following receipt by the breaching Party of notice of such breach; (ii) the Board of Directors of Checkpoint should fail to recommend to its shareholders approval of the transactions contemplated by this Agreement and the Merger Agreement or such recommendation shall have been made and subsequently withdrawn other than as provided in Section 6.1, or Checkpoint shall have failed for any reason to obtain an updated fairness opinion from its financial advisor as required by Section 6.4, (iii) following the execution of this Agreement, Checkpoint shall have engaged in negotiations concerning, provided any confidential information or data to, or had any discussions with, any Person other than Ultrak or any of its Affiliates relating to, any Acquisition Proposal relating to Checkpoint or any of its Subsidiaries other than as provided in Section 6.1 or (iv) the average of the daily last sales prices of Checkpoint Common Stock as reported on the NYSE composite transactions reporting system (as reported in The Wall Street Journal) for the ten (10) consecutive full trading days in which such shares are traded on the NYSE immediately preceding the date of the Ultrak shareholders' meeting as set forth in the Proxy Statement is less than $15.00 per share;

                  (e) by either Ultrak or Checkpoint, prior to the approval of this Agreement by the shareholders of such Party, upon five (5) days prior notice to the other, if, as a result of an Acquisition Proposal (as defined in Section 6.1 hereof) received by such Party from a Person other than a Party to this Agreement or any of its Affiliates, the Board of Directors of such Party determines in good faith that their fiduciary obligations under applicable law require that such Acquisition Proposal be accepted; provided, however, that
(i) the Board of Directors of such Party shall have concluded in good faith, after considering applicable provisions of state law and after giving effect to all concessions which may be offered by the other Party pursuant to paragraph
(ii) below, on the basis of oral or written advice of outside counsel, that such action is necessary for the Board of Directors to act in a manner consistent with its fiduciary duties under applicable law and (ii) prior to any such termination, such Party shall, and shall cause its respective financial and legal advisers to, negotiate in good faith for a period of ten (10) business days with the other Party to this Agreement to make such adjustments in the terms and conditions of this Agreement as would enable such Party to proceed with the transaction contemplated hereby; provided, that no termination shall be

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

effective pursuant to this Section 8.1(e) unless concurrently with such termination, the termination fee described in Section 8.5 is paid in full by the terminating Party in accordance with the provisions of Sections 8.5(a) or (b), as the case may be; provided, that the right to terminate this Agreement
(i) under Section 8.1(b)(i) hereof shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date and (ii) under Section 8.1(c) (other than clause (iv) thereof) and 8.1 (d) (other than clause (iv) thereof) hereof shall not be available to any Party who at such time is in material breach of any representation, warranty, covenant or agreement set forth in this Agreement or the Merger Agreement.

         Section 8.2 Effect of Termination. In the event of termination of this Agreement by either Ultrak or Checkpoint as provided in Section 8.1 hereof, this Agreement shall forthwith become void (except as set forth in Sections 6.2(b), 6.11, 8.5 and 9.8, hereof which shall survive the termination) and there shall be no liability on the part of Ultrak or Checkpoint except for any breach of any of its obligations under Sections 6.2(b), 6.11, 8.5 and 9.8 hereof. Notwithstanding the foregoing, no Party hereto shall be relieved from liability for any willful, material breach of this Agreement. The rights of the Parties under the Ultrak Stock Option Agreement and Checkpoint Stock Option Agreement shall be as provided therein notwithstanding any termination of this Agreement.

         Section 8.3 Amendment. This Agreement and the Merger Agreement may be amended by the parties hereto at any time before or after approval hereof by the shareholders of Ultrak or Checkpoint, provided that after any such approval, no amendment shall be made which (a) changes the ratios at which shares are to be converted into shares of Checkpoint Common Stock pursuant to the Merger Agreement, (b) in any way materially adversely affects the rights of holders of shares of Ultrak Common Stock, Ultrak Preferred Stock or Checkpoint Common Stock or (c) changes any of the principal terms of this Agreement or the Merger Agreement, in each case without the further approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         Section 8.4 Waiver. At any time prior to the Effective Time, each Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive in writing any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive in writing compliance with any of the agreements or conditions contained herein.

         Section 8.5       Termination Fee.

                  (a) If this Agreement is terminated (i) by Checkpoint pursuant to any clause of Section 8.1(c) hereof (other than by reason of clause (iv) thereof) and if Ultrak is not entitled to terminate this Agreement by reason of
Section 8.1(d) hereof (other than by reason of clause (iv) thereof), (ii) by Ultrak pursuant to Section 8.1(b)(iv) and, if within six (6) months thereafter, Ultrak receives, or there is a public announcement of, a friendly or unsolicited tender offer, or Ultrak executes a formal letter of intent evidencing an Acquisition Proposal or enters into a definitive agreement respecting a transaction incident to an Acquisition Proposal which (with respect to each of the foregoing) subsequently closes, or (iii) pursuant to Section 8.1(e) by Ultrak, and at the time of such termination under this clause (iii) or prior to the meeting of Ultrak's shareholders as set forth in the Proxy Statement there shall have been an Acquisition Proposal involving Ultrak (whether or not such proposal shall have been rejected or withdrawn prior to the time of such termination or the meeting), then in either case, Ultrak shall pay to Checkpoint a termination fee of $5,000,000 payable in good funds in Philadelphia, PA on the next business day following notice of termination with respect to clauses (i) and (iii) and, at the time of closing of the Acquisition Proposal, in the case of clause (ii).

                  (b) If this Agreement is terminated (i) by Ultrak pursuant to any clause of Section 8.1(d) hereof (other than by reason of clause (iv) thereof) and if Checkpoint is not entitled to terminate this Agreement by reason of Section 8.1(c) hereof (other than by reason of clause (iv) thereof), (ii) by Checkpoint pursuant to Section 8.1(b)(iv) and, if within six (6) months thereafter, Checkpoint receives, or there is a public announcement of, a friendly or unsolicited tender offer, or Checkpoint executes a formal letter of intent evidencing an Acquisition Proposal or enters into a definitive agreement respecting a transaction incident to an Acquisition Proposal which (with respect to each of the foregoing) subsequently closes, or (iii) pursuant to Section 8.1(e) by Checkpoint, and at the time of such termination under this clause
(iii) or prior to the meeting of Checkpoint's shareholders as set forth in the Proxy Statement there shall have been an Acquisition Proposal involving Checkpoint (whether or not such proposal shall have been rejected or withdrawn prior to the time of such termination or the meeting), then in either case, Checkpoint shall pay to Ultrak a termination fee of $5,000,000 payable in good funds in Dallas, TX on the next business day following notice of termination with respect to clauses (i) and (iii) and, at the time of closing of the Acquisition Proposal, in the case of clause (ii).

                  (c) In the event the Checkpoint shareholders fail to approve the Merger by September 30, 1997 and the Ultrak shareholders approve the Merger, then Checkpoint shall pay to Ultrak its direct out-of-pocket expenses (not to exceed $2,000,000) incurred in connection with the negotiation and execution and delivery of this Agreement and the performance of its obligations hereunder. In the event the Ultrak shareholders fail to approve the Merger by September 30, 1997 and the Checkpoint shareholders approve the Merger, then Ultrak shall pay to Checkpoint its direct out-of-pocket expenses (not to exceed $2,000,000) incurred in connection with the negotiation and execution and delivery of this Agreement and the performance of its obligations hereunder. Such payments shall be made within two (2) business days of receipt of a statement describing the expenses by payee, service and amount.

                  (d) Checkpoint and Ultrak agree that the covenants contained in Sections 8.5(a), (b) and (c) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty. If one Party fails to promptly pay to the other any fee due under Sections 8.5(a), (b) or (c), the defaulting Party shall pay the costs of expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment, together with interest on the amount of any unpaid fee at the publicly announced prime rate of Citibank, N.A. from the date such fee was required to be paid.


                                   ARTICLE IX

                               GENERAL PROVISIONS

         Section 9.1 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Time.

         Section 9.2 Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon
(a) transmitter's confirmation of a receipt of a facsimile transmission,
(b) confirmed delivery by a standard overnight carrier or when delivered by hand or (c) the expiration of three (3) business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):

              If to Ultrak, to:       Ultrak, Inc.
                                      1220 Champion Circle, Suite 100
                                      Carrollton, Texas 75006
                                      Telecopy No.: 972-280-9659
                                      Attention:   President

              with a copy to:         Gardere & Wynne, L.L.P.
                                      Thanksgiving Tower, Suite 3000
                                      1601 Elm Street
                                      Dallas, Texas  75201
                                      Telecopy No.:  (214) 999-4667
                                      Attention:   Richard L. Waggoner, Esq.

              If to Checkpoint, to:   Checkpoint Systems, Inc.
                                      101 Wolf Drive
                                      Thorofare, NJ 08086
                                      Telecopy No.: (609) 848-2042
                                      Attention: President

              with a copy to:         Stradley Ronon Stevens & Young, LLP
                                      2600 One Commerce Square
                                      Philadelphia, PA 19103-7098
                                      Telecopy No.: (215) 564-8120
                                      Attention: William R. Sasso, Esq.

         Section 9.3 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." Whenever the words "herein," "hereof," "hereby" or similar terms are used in this Agreement, they relate to this Agreement as a whole (and not to any particular Section) unless the context clearly requires otherwise.

         Section 9.4 Miscellaneous. This Agreement (including the documents and instruments referred to herein) (a) together with the Confidentiality Agreement dated January 16, 1997, the Ultrak Stock Option Agreement, the Checkpoint Stock Option Agreement, and the Merger Agreement, constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof,
(b) is not intended to confer upon any other Person any rights or remedies hereunder; (c) shall not be assigned by operation of law or otherwise without the prior written consent of the other parties hereto; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Delaware (without giving effect to the provisions thereof relating to conflicts of law).

         Section 9.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

         Section 9.6 Parties in Interest. Subject to the provisions of Section 9.4(c) hereof, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns and, except as set forth in Section 9.4 hereof, nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

         Section 9.7 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         Section 9.8 Confidentiality. Except as otherwise provided in Section 6.2, each Party and its respective agents, attorneys and accountants will comply with the provisions of the Confidentiality Agreement dated January 16, 1997, and will maintain the confidentiality of all information provided to it by the other Party in connection herewith which has not been publicly disclosed unless it is advised by counsel that any such information or document is required by law or applicable Nasdaq or NYSE rule to be disclosed.

         IN WITNESS WHEREOF, Ultrak and Checkpoint have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                 ULTRAK, INC.



                                 By: /s/ George K. Broady
                                     -----------------------------------------
                                         George K. Broady
                                         President and Chief Executive Officer

                                 CHECKPOINT SYSTEMS, INC.



                                 By: /s/ Kevin P. Dowd
                                     -----------------------------------------
                                         Kevin P. Dowd
                                         President and Chief Executive Officer


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